UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

ALLOGENE THERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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2025

Proxy Statement & Notice of Annual Meeting

Allogene THERAPEUTICS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 18, 2025
Dear Stockholder:

You are cordially invited to attend the 2025 Annual Meeting of Stockholders (“Annual Meeting”) of Allogene Therapeutics, Inc., a Delaware corporation (the “Company”). The meeting will be held on June 18, 2025 at 8:00 a.m., Pacific Time. The Annual Meeting will be a completely virtual meeting of stockholders. You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/ALLO2025 where you will be able to listen to the meeting live, submit questions and vote online. We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying Proxy Statement:

1.    To elect the Board of Directors’ three nominees for director named herein to hold office until the 2028 Annual Meeting of Stockholders.

2.    To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement accompanying this notice.

3.    To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2025.

4.    To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this notice.
The record date for the Annual Meeting is April 22, 2025. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
BY ORDER OF THE BOARD OF DIRECTORS
Earl Douglas
Senior Vice President, General Counsel and Corporate Secretary
South San Francisco, California
April 29, 2025

YOUR VOTE IS IMPORTANT. You are cordially invited to attend the meeting online. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented. For additional instructions on voting by telephone or the Internet, please refer to your Notice of Internet Availability of Proxy Materials or proxy card that may be mailed to you. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting.

ALLOGENE THERAPEUTICS, INC.
210 East Grand Avenue
South San Francisco, California 94080
PROXY STATEMENT FOR THE
2025 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
June 18, 2025
Questions and Answers about These Proxy Materials and Voting

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (sometimes referred to as the “Board”) of Allogene Therapeutics, Inc. (sometimes referred to as “we,” “us,” “our,” the “Company” or “Allogene”) is soliciting your proxy to vote at the 2025 Annual Meeting of Stockholders (“Annual Meeting”), including at any adjournments or postponements of the meeting. The Annual Meeting will be held virtually on June 18, 2025 at 8:00 a.m., Pacific Time. You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/ALLO2025, where you will be able to listen to the meeting live, submit questions and vote online. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on April 29, 2025 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after the tenth day following the Notice mailing date.

Why are we holding a virtual Annual Meeting?

This year we will have a virtual format for our Annual Meeting, which will be conducted via live audio webcast and online stockholder tools. We believe a virtual format helps to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from any location around the world at no cost (other than any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies). A virtual Annual Meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information more quickly, while saving the Company and our stockholders time and money. We also believe that the online tools we have selected will increase stockholder communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the Annual Meeting so they can ask questions of our Board of Directors, management, or independent public accounting firm. During the Annual Meeting, we may answer questions submitted during the Annual Meeting and address those asked in advance, to the extent relevant to the business of the Annual Meeting, as time permits. We do not intend to post questions received during the Annual Meeting on our website.

What do I need to do to attend the Annual Meeting?

You will be able to attend the Annual Meeting online, submit your questions during the meeting and vote your shares electronically at the meeting by visiting www.virtualshareholdermeeting.com/ALLO2025. To participate in the Annual Meeting, you will need the control number included on your Notice or proxy card. The Annual Meeting webcast will begin promptly at 8:00 a.m. Pacific Time on June 18, 2025. We encourage you to access the meeting prior to the start time. Online check-in will begin at 7:45 a.m. Pacific Time, and you should allow ample time for the check-in procedures.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 22, 2025 will be entitled to vote at the Annual Meeting. On this record date, there were 218,705,245 shares of common stock outstanding and entitled to vote. A list of our stockholders of record will be open for examination by any stockholder beginning ten days prior to the Annual Meeting at our headquarters located at 210 East Grand Avenue, South San Francisco, California 94080. If you would like to view the list, please contact our Corporate Secretary to schedule an appointment by calling (650) 457-2700 or writing to him at the Company’s address above.

Stockholder of Record: Shares Registered in Your Name

If on April 22, 2025 your shares were registered directly in your name with Allogene’s transfer agent, Equiniti Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote live online at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the proxy card that may be mailed to you or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 22, 2025 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You must follow the instructions provided by your brokerage firm, bank, dealer or other similar organization for your bank, broker, dealer or other stockholder of record to vote your shares per your instructions. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares live at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•Proposal 1: Election of the Board’s three nominees for director named herein to hold office until the 2028 Annual Meeting of Stockholders;

•Proposal 2: Advisory approval of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement in accordance with SEC rules; and

•Proposal 3: Ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2025.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment. Discretionary authority for them to do so is provided for in the proxy card.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote live online at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote live online even if you have already voted by proxy.

•To vote live at the Annual Meeting, attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/ALLO2025, where stockholders may vote and submit questions during the meeting (have your Notice or proxy card in hand when you visit the website).

•To vote using the proxy card that may be delivered to you, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•To vote over the telephone, dial toll-free 1-800-690-6903 and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time, on June 17, 2025 to be counted.

•To vote through the internet, go to www.proxyvote.com and follow the on-screen instructions to complete an electronic proxy card or scan the QR code on your Notice with your smartphone. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m., Eastern Time, on June 17, 2025 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Allogene. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote live online at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting is being provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the close of business on April 22, 2025.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or live online at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1 or 2 without your instructions, but may vote your shares on Proposal 3 even in the absence of your instruction.

If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, (i) “For” the election of the Boards’ three nominees for director, (ii) “For” the advisory approval of executive compensation, and (iii) “For” the ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2025. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using their best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy by telephone or through the internet.
•You may send a timely written notice that you are revoking your proxy to the Company’s Corporate Secretary at 210 East Grand Avenue, South San Francisco, California 94080. Your revocation will be considered timely if it is received by our Corporate Secretary prior to the Annual Meeting.
•You may attend and vote online at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 30, 2025, to Attn: Corporate Secretary, 210 East Grand Avenue, South San Francisco, California 94080. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must do so between February 18, 2026 and March 20, 2026. You are also advised to review the Company’s Bylaws, which contain additional requirements relating to advance notice of stockholder proposals and director nominations.

In addition, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide in their notice any additional information required by Rule 14a-19(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; with respect to Proposal 2 regarding advisory approval for the compensation of the Company’s named executive officers, votes “For,” “Against,” abstentions and broker non-votes; and for Proposal 3 regarding the ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm, votes “For” and “Against” and abstentions. Abstentions will be counted towards the vote total for Proposals 2 and 3, and will have the same effect as “Against” votes. Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.” Broker non-votes will have no effect on any proposal.

How many votes are needed to approve each proposal?

For the election of directors, the three nominees receiving the most “For” votes from the holders of shares present or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome. However, for uncontested elections, it is the Company’s policy that if a director is elected by a plurality but not a majority of the votes cast for such director, such director must submit his or her resignation to the Board of Directors, which will be subject to review by the Nominating and Corporate Governance Committee of the Board of Directors. The Nominating and Corporate Governance Committee will then make a recommendation to the Board of Directors as to whether to accept or reject the director’s resignation. The Board will consider and act upon the Nominating Committee’s recommendation within 30 days of certification of the vote at the Annual Meeting. Promptly following the Board’s decision, the Company will disclose that decision and an explanation of such decision in a filing with the Securities and Exchange Commission and a press release.

To be approved, Proposal 2, advisory approval for the compensation of the Company’s named executive officers, must receive “For” votes from the holders of a majority of shares present at the Annual Meeting or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

To be approved, Proposal 3, ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2025, must receive “For” votes from the holders of a majority of shares present at the Annual Meeting or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. We do not expect there to be any broker non-votes for this proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting or represented by proxy. On the record date, there were 218,705,245 shares outstanding and entitled to vote. Thus, the holders of 109,352,623 shares must be present at the meeting or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote live online at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the Chairman of the meeting or the holders of a majority of shares present at the meeting or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expects,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements of the Company’s plans and future commitments with respect to corporate governance initiatives; the Company’s plans and expectations regarding executive compensation; the Company's development plans and business strategy; the potential of the Company’s product candidates and the extent to which such product candidates may or may not require lymphodepletion in order to be effective; the Company’s ongoing and planned clinical trials; the timing of any potential commercialization of the Company’s product candidates, including as early as 2027; and the potential market opportunity of the Company’s product candidates and competitive landscape. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Allogene undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward looking statements should be evaluated together with the many uncertainties that affect Allogene’s business, particularly those mentioned in the risk factors and cautionary statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and in its periodic reports on Form 10-Q and current reports on Form 8-K, if any.

Proposal 1 Election of Directors
Recommendation:

The Board recommends the vote “FOR” the election of each of Elizabeth Barrett, Arie Belldegrun, M.D., and David Chang, M.D., Ph.D. as a director.

The Board nominated Elizabeth Barrett, Arie Belldegrun, M.D., and David Chang, M.D., Ph.D. for election at the Annual Meeting for a term of three years to serve as Class I directors until the 2028 Annual Meeting of Stockholders, and until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal. The Class II directors ― Deborah Messemer, Vicki Sato, Ph.D., Todd Sisitsky, and Owen Witte, M.D. ― and Class III directors ― John DeYoung, Franz Humer, Ph.D., Joshua Kazam and Stephen Mayo, Ph.D. ― will serve until the Annual Meetings of Stockholders to be held in 2026 and 2027, respectively, and until their respective successors have been elected and qualified, or until their earlier death, resignation or removal.

If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted “For” the election of a substitute nominee designated by our Board of Directors, or alternatively, the Board may leave a vacancy on the Board or reduce the size of the Board. Each nominee has agreed to serve as a director if elected and we have no reason to believe that any nominee will be unable to serve.

Our Board of Directors

Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

Our Board of Directors currently consists of eleven members with diverse skill sets, demographic, and professional backgrounds. Six of our directors are diverse by gender (3 directors) or race (4 directors).

Board Independence
11 Directors	All directors are independent except Dr. Belldegrun, Dr. Chang, and Mr. Kazam
8 Independent 3 Non-Independent
Board Tenure (years of service)

0-3 years	― 3

3-6 years	― 6

7+ years	― 2
5.3 years Average Tenure

There are three directors in Class I, whose term of office expires at the Annual Meeting: Ms. Elizabeth Barrett, Dr. Arie Belldegrun, and Dr. David Chang. The Class I directors have been nominated for election at the Annual Meeting.

Ms. Barrett, Dr. Belldegrun, and Dr. Chang, each current directors of the Company who were nominated as directors by our Board of Directors, were each recommended for nomination to the Board at the Annual Meeting by the Nominating and Corporate Governance Committee. Each nominee was previously elected as a director by our stockholders.

Each nominee for director is to be elected at the Annual Meeting to serve for a three-year term until our 2028 Annual Meeting of Stockholders, and until their successor is duly elected and qualified, or until their earlier death, resignation or removal. It is our policy to invite directors and nominees for director to attend the Annual Meeting. All of our directors attended our 2024 Annual Meeting of Stockholders.

The Nominating and Corporate Governance Committee seeks to assemble a Board of Directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. The Nominating and Corporate Governance Committee also seeks to attain a balance among directors of thought, viewpoints, and backgrounds. To those ends, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board of Directors’ overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board of Directors. We discuss our approach to evaluating nominees in this Proxy Statement under “Information Regarding the Board of Directors and Corporate Governance—Nominating and Corporate Governance Committee.” The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director/nominee that led the Nominating and Corporate Governance Committee to believe that that nominee should continue to serve on the Board. However, each of the members of the Nominating and Corporate Governance Committee may have a variety of reasons why they believe a particular person would be an appropriate nominee for the Board of Directors, and these views may differ from the views of other members.

Nominees for Election at the Annual Meeting

The following is a brief biography of each nominee.

Elizabeth Barrett has served as member of our Board since July 2021. Ms. Barrett is a director and President and Chief Executive Officer of UroGen Pharma Ltd. (“UroGen”), a biotechnology company dedicated to developing and commercializing innovative solutions that treat urothelial and specialty cancers. At UroGen, Ms. Barrett spearheaded the 2020 approval of Jelmyto® for the treatment of low-grade upper tract urothelial carcinoma. Before joining UroGen, Ms. Barrett served as the Chief Executive Officer of Novartis Oncology, where she managed the development and launch of the autologous CAR T therapy Kymriah®, and as a member of the Executive Committee of Novartis Oncology from February 2018 to December 2018. Prior to that, Ms. Barrett served at Pfizer in various capacities, most recently as the Global President of Oncology, and before that as Pfizer’s Regional President of US Oncology Business Unit since March 2009. Prior to Pfizer, she was Vice President and General Manager of the Oncology Business Unit at Cephalon Inc. Ms. Barrett has served as a director of Sage Therapeutics, Inc., a publicly traded biotechnology company focused on brain health medicines, since February 2019. Ms. Barrett received a Bachelor of Science in Business Administration from the University of Louisiana and a Master’s in Business Administration-Marketing from St. Joseph’s University.

Skills and Qualifications: Our Nominating and Corporate Governance Committee and Board of Directors believe that Ms. Barrett’s expertise and experience in life sciences, her experience as a chief executive and director of a biotechnology company, and her educational background provide her with the qualifications and skills to serve on our Board of Directors.

Arie Belldegrun, M.D. is a co-founder of Allogene and has served as Executive Chair of our Board since November 2017. From March 2014 until October 2017, Dr. Belldegrun served as the President and Chief Executive Officer of Kite Pharma, Inc. (“Kite”) and as a director from June 2009 until October 2017. Dr. Belldegrun has served as Chair of UroGen since December 2012, and Chair of Kronos Bio, Inc., since June 2017. He was a director of Ginkgo Bioworks, Inc., from September 2021 to November 2024. Dr. Belldegrun has also served on the boards of several private companies, including Breakthrough Properties LLC and Breakthrough Services LLC, since April 2019, ByHeart, Inc., since October 2019, and as Co-Chairman of Symbiotic Capital since June 2023. Dr. Belldegrun has also served as Chairman of Bellco Capital LLC since 2004, as Chair and Partner of Two River Group since June 2009, and as Senior Managing Director of Vida Ventures, LLC since November 2017. He is certified by the American Board of Urology and is a Fellow of the American Association of Genitourinary Surgeons. Dr. Belldegrun is Research Professor, holds the Roy and Carol Doumani Chair in Urologic Oncology, and is Founder and Director of the Institute of Urologic Oncology at the David Geffen School of Medicine at the University of California, Los Angeles (“UCLA”). Prior to joining UCLA in October 1988, he was a research fellow at NCI/NIH in surgical oncology and immunotherapy from July 1985 to August 1988 under Dr. Steven Rosenberg. Dr. Belldegrun received his M.D. from the Hebrew University Hadassah Medical School in Jerusalem before completing his post graduate studies in Immunology at the Weizmann Institute of Science and his residency in Urologic Surgery at Harvard Medical School.

Skills and Qualifications: Our Nominating and Corporate Governance Committee and Board of Directors believe Dr. Belldegrun’s expertise, experience, and track record in forming successful companies in immuno-oncology as well as his expertise as a urological oncologist provide him with the qualifications and skills to serve on our Board of Directors.

David Chang, M.D., Ph.D. is a co-founder of Allogene and has served as our President and Chief Executive Officer and as a member of our Board since June 2018. Dr. Chang has served on the boards of two private companies as Chair of the Board of Directors of IconOVir Bio, Inc., from 2020 to 2025, and director of 1200 Pharma LLC since June 2021. Dr. Chang served on the Board of Directors of Notch Therapeutics, Inc. (“Notch”), a private research-stage biotechnology company, from November 2019 to March 2022. Prior to joining us, Dr. Chang served as the Chief Medical Officer and Executive Vice President, Research and Development of Kite from June 2014 until March 2018. Dr. Chang previously held senior positions at Amgen Inc. (“Amgen”), a biopharmaceutical company. Prior to that, he was an Associate Professor at the UCLA School of Medicine. He has also served as a Venture Partner of Vida Ventures, LLC since November 2017, and Two River, LLC since October 2017. In addition, he serves as a member of the CalTech Andrew and Peggy Cherng Medical Engineering Advisory Council and of the MIT Corporation Biology Visiting Committee. Dr. Chang obtained a B.S. in Biology from the Massachusetts Institute of Technology and an M.D. and Ph.D. from Stanford University.

Skills and Qualifications: Our Nominating and Corporate Governance Committee and Board of Directors believe Dr. Chang’s expertise and experience in life sciences, including his work in immuno-oncology and his educational background, provide him with the qualifications and skills to serve on our Board of Directors.

Directors Continuing in Office Until the 2026 Annual Meeting

The following is a brief biography of each director whose term will continue after the Annual Meeting and until the 2026 Annual Meeting.

Deborah Messemer has served as a member of our Board since September 2018. Ms. Messemer has served as a director of TPG Inc. since January 2022 and PayPal Holdings, Inc. since January 2019Ms. Messemer is a certified public accountant and joined KPMG LLP(“KPMG”), the U.S. member firm of KPMG International, in 1982 and was admitted into the partnership in 1995. Most recently, she served as the Managing Partner of KPMG’s Bay Area and Northwest region until her retirement in September 2018. Ms. Messemer spent the majority of her career in KPMG’s audit practice as an audit engagement partner serving public and private clients in a variety of industry sectors. In addition to her operational and audit signing responsibilities, she has significant experience in SEC filings, due diligence, initial public offerings, mergers and acquisitions, and internal controls over financial reporting. Ms. Messemer received a bachelor’s degree in accounting from the University of Texas at Arlington.

Skills and Qualifications: Our Nominating and Corporate Governance Committee and Board of Directors believe Ms. Messemer’s expertise in the accounting and finance industry, her experience advising public companies, her experience as a director of other companies, and her education provide her with the qualifications and skills to serve on our Board or Directors.

Vicki Sato, Ph.D. has served as a member of our Board since July 2021. She was a professor of management practice at Harvard Business School from September 2006 to July 2017 and was a professor in the Department of Molecular and Cell Biology at Harvard University from July 2005 until October 2015. Previously, she served as President of Vertex Pharmaceuticals, Inc. (“Vertex”), a publicly traded biotechnology company, which she joined in 1992. Prior to becoming President of Vertex, she was the Chief Scientific Officer and Senior Vice President of Research and Development. Prior to joining Vertex, Dr. Sato served as Vice President of Research at Biogen Inc. Dr. Sato is a member of the board of directors of the following publicly traded companies: Denali Therapeutics, Inc. and Vir Biotechnology, Inc. Dr. Sato also serves on the board of Encoded Therapeutics, Inc., and Aera Therapeutics, Inc., both private biotechnology companies focused on gene therapies. Dr. Sato also serves as a venture partner at ClavysBio Pte Ltd and ARCH Venture Partners, both venture capital firms focused on investing in life sciences companies. She previously served on the board of directors of Bristol-Myers Squibb Company from July 2006 to May 2021 and BorgWarner Inc., from February 2014 to April 2021, both publicly traded companies, as well as Akouos, Inc., from February 2020 to December 2022. Dr. Sato received her A.B. in Biology from Radcliffe College and her A.M. and Ph.D. in Biology from Harvard University. She conducted her postdoctoral work at both the University of California, Berkeley and Stanford Medical Center

Skills and Qualifications: Our Nominating and Corporate Governance Committee and Board of Directors believe that Dr. Sato’s expertise and experience in life sciences, her experience as a director of other companies and her educational background provide her with the qualifications and skills to serve on our Board of Directors.

Todd Sisitsky has served as a member of our Board since May 2018. Mr. Sisitsky has been a member of the board of directors of TPG Inc. (Nasdaq: TPG) and has served as TPG’s president since its inception. Mr. Sisitsky has served as Managing Partner of TPG Capital in the United States and Europe since 2015, where he co-leads the firm’s investment activities in the healthcare services, pharmaceuticals and medical device sectors. He also co‐leads the firm’s management committee. He has played leadership roles in connection with TPG’s investments in Allogene Therapeutics, Adare Pharmaceuticals, Aptalis, Biomet, Ellodi Pharmaceuticals, Exactech, Fenwal, Healthscope, IASIS Healthcare, Immucor, IQVIA Holdings, Inc. (and predecessor companies IMS Health and Quintiles), Monogram Health, Par Pharmaceutical and Surgical Care Affiliates. Mr. Sisitsky currently serves on the public company board of directors of TPG Inc. and IQVIA Holdings, Inc. He also serves on the private company board of directors of Adare Pharma Solutions LLC, Convey Health Solutions Holdings, Inc., Confluent Medical Technologies, Exactech, Inc. and Monogram Health. He received a Bachelor of Arts degree from Dartmouth College, where he graduated summa cum laude, and an M.B.A. from the Stanford Graduate School of Business, where he was an Arjay Miller Scholar. Mr. Sisitsky serves on the Board of Trustees at Dartmouth as well as the international non-profit, Grassroot Soccer.

Skills and Qualifications: Our Nominating and Corporate Governance Committee and Board of Directors believe Mr. Sisitsky’s expertise and experience in life science investing and the finance industry provide him with the qualifications and skills to serve on our Board of Directors.

Owen Witte, M.D. has served as a member of our Board since April 2018. Dr. Witte previously served as a member of the board of directors of Kite from March 2017 until October 2017. Dr. Witte joined the UCLA faculty in 1980, where he is presently a University Professor of microbiology, immunology and molecular genetics, the UCLA David Saxon Presidential Chair in Developmental Immunology and previously served as the director of the Eli and Edythe Broad Center of Regenerative Medicine and Stem Cell Research. Dr. Witte was appointed a University Professor by the University of

California Board of Regents, an honor reserved for scholars of the highest international distinction. Dr. Witte is a member of the National Academy of Sciences, the American Academy of Arts and Sciences, and the National Academy of Medicine. Dr. Witte currently serves on several editorial and advisory boards. He previously served on the board of directors for the American Association for Cancer Research. He was appointed by President Obama to the President’s Cancer Panel. Dr. Witte holds a bachelor’s degree from Cornell University and an M.D. from Stanford University. He completed postdoctoral research at the Massachusetts Institute of Technology.

Skills and Qualifications: Our Nominating and Corporate Governance Committee and Board of Directors believe Dr. Witte’s expertise and experience in cancer research, his experience in academia and his educational background provide him with the qualifications and skills to serve on our Board of Directors.

Directors Continuing in Office Until the 2027 Annual Meeting

The following is a brief biography of each director whose term will continue after the Annual Meeting and until the 2027 Annual Meeting.

John DeYoung has served as a member of our Board since April 2018. Mr. DeYoung serves as a member of the Compensation Committee and the International and Business Development Oversight Committee. Mr. DeYoung is Vice President of Worldwide Business Development for Pfizer’s Oncology Business Unit. He is a member of Pfizer’s Oncology Leadership Team and its Worldwide Business Development Leadership Team. Mr. DeYoung joined Pfizer in 1991 and has held leadership positions in Finance, Marketing, Commercial Development and Business Development. Mr. DeYoung received his bachelor’s degree in business from Michigan State University in 1985 and his MBA from the University of Chicago in 1990.

Skills and Qualifications: Our Nominating and Corporate Governance Committee and Board of Directors believe Mr. DeYoung’s expertise and experience in the life sciences and his financial background provide him with the qualifications and skills to serve on our Board of Directors.

Franz Humer, Ph.D. has served as a member of our Board since April 2018. Dr. Humer currently serves on the board of directors of LetterOne Holdings S.A. and as Chair of the board of directors of Kallyope, Inc. In addition, Dr. Humer serves on the board of directors of the International Centre for Missing and Exploited Children and is Chair of the Humer Foundation. Dr. Humer previously served as Chair of the board of directors of Neogene Therapeutics, Inc., a private research-stage biotechnology company, from October 2020 until January 2023 and as a member of the board of directors of Kite from September 2015 until October 2017. He also served as an independent director of Citigroup Inc. from 2012 until 2018, Chugai Pharmaceuticals Ltd. (Japan) from 2002 until 2014, and Arix Bioscience plc from April 2016 to December 2019. He served as Chair of Diageo plc from 2005 to 2017. He served as a member of the board of directors of WISeKey SA, a publicly traded global cybersecurity company, from May 2016 to December 2017. In addition, Dr. Humer served as Head of Pharmaceuticals and then as Chief Operating Officer of F. Hoffmann-La Roche Ltd. from 1996 to 1998, prior to serving as Chief Executive Officer of Roche Group from 1998 to 2001 and later as Chair and Chief Executive Officer from 2001 to 2008. His tenure as Chair of Roche Holding Ltd. extended from 2008 to 2014. Before joining Roche Group, he served on the board of Glaxo Holdings plc and was responsible for research, business development, manufacturing, commercial strategy, and all non-US operations for 13 years. In 1973, Dr. Humer joined Schering Plough Corporation where he held various General Management positions in Latin America and Europe. Dr. Humer attended the University of Innsbruck, where he obtained a Ph.D. in Law, and INSEAD in Fontainebleau, where he obtained an MBA.

Skills and Qualifications: Our Nominating and Corporate Governance Committee and Board of Directors believe that Dr. Humer’s expertise and experience in life sciences, his experience as a director of other companies and his educational background provide him with the qualifications and skills to serve on our Board of Directors.

Joshua Kazam has served as a member of our Board since November 2017. Mr. Kazam served as our President from November 2017 until June 2018. He was a founder of Kite and served as a member of Kite’s board of directors from Kite’s inception in June 2009 until October 2017. In June 2009, Mr. Kazam co-founded Two River, LLC, a life-science company incubation and investment firm. Mr. Kazam is a co-founder and Director of Vida Ventures, and an advisor to Symbiotic Capital. Mr. Kazam has served on the board of Kronos Bio, Inc. since June 2017. He also serves on the boards of the following private companies: Vision Path, Inc. (d/b/a Hubble Contacts) since May 2016, ByHeart, Inc. since November 2016, Breakthrough Properties LLC and Breakthrough Services LLC since April 2019, and Baby Generation since January 2018. Mr. Kazam has also served on the boards of several blank check companies formed for the purpose of effecting a business combination with one or more businesses: Screaming Eagle Acquisition Corp. from January 2022 until May 2024, Tishman Speyer Innovation Corp. II since February 2021 until December 2022, TS Innovation Acquisitions Corp. from November 2020 until June 2021, Soaring Eagle Acquisition Corp. from February 2021 to September 2021, Flying Eagle Acquisition Corp. from February 2020 until December2020, Diamond Eagle Acquisition Corp. from January 2019 until April 2020, and Platinum Eagle Acquisition Corp. from January2018 to March 2019. Mr. Kazam has served as the President of Desert Flower Foundation since June 2016. Mr. Kazam received his bachelor’s degree in Entrepreneurial Management from the Wharton School of the University of Pennsylvania and is a Member of the Wharton School’s Undergraduate Executive Board, and is a Penn Medicine Trustee.

Skills and Qualifications: Our Nominating and Corporate Governance Committee and Board of Directors believe Mr. Kazam’s expertise and experience in the life sciences and venture capital industries and his educational background provide him with the qualifications and skills to serve on our Board of Directors.

Stephen Mayo, Ph.D. has served as a member of our Board since July 2022. Since 2021, he has served as a member of the board of directors and as a member of the research and development and audit committees of Sarepta Therapeutics, Inc., and as a member of the board of directors and on the audit and research committees of Merck & Co., Inc., each publicly traded companies. In addition, he serves on the scientific advisory board of Vida Ventures. He co- founded Molecular Simulations Inc. (now Biovia), Protabit LLC and Xencor, Inc., a public antibody engineering company. Dr. Mayo is currently the Bren Professor of Biology and Chemistry and Merkin Institute Professor at California Institute of Technology (“Caltech”). He joined the Caltech faculty in 1992, was a Caltech- based Howard Hughes Medical Institute Investigator from 1994 to 2007, served as Vice Provost for Research from 2007 to 2010 and served as Chair of the Division of Biology and Biological Engineering from 2010 to 2020. Dr. Mayo was elected to the National Academy of Sciences in 2004 for his pioneering contributions in the field of protein design. He served as an elected board member for the American Association for the Advancement of Science from 2010 to 2014 and as a presidential appointee on the National Science Foundation’s National Science Board from 2013 to 2018. Dr. Mayo holds a B.S. in Chemistry from Pennsylvania State University and a Ph.D. in Chemistry from Caltech. He completed postdoctoral work at both UC Berkeley and Stanford University School of Medicine in chemistry and biochemistry, respectively.

Skills and Qualifications: Our Nominating and Corporate Governance Committee and Board of Directors believe Dr. Mayo's expertise and experience in cancer research, his experience in academia, his experience as a director of other companies and his educational background provide him with the qualifications and skills to serve on our Board of Directors.

Information Regarding the Board of Directors and Corporate Governance
General

We believe that good corporate governance is important to ensure that Allogene is managed for the long-term benefit of our stockholders. This section describes key corporate governance practices that we have adopted. We have adopted a Code of Business Conduct and Ethics, which applies to all of our officers, directors and employees, Corporate Governance Guidelines and Charters for our Audit Committee, our Compensation Committee, our Nominating and Corporate Governance Committee, our International and Business Development Oversight Committee, and our Research and Development Committee. We continuously review these policies and practices and compare them to those of our peer group and those suggested by various authorities in corporate governance to ensure we adopt best industry practices. We have posted copies of our Code of Business Conduct and Ethics and Corporate Governance Guidelines, as well as each of our committee Charters, on the “Investors—Corporate Governance—Documents and Charters” section of our website, www.allogene.com, which you can access free of charge. Information contained on, or accessible through, our website is not incorporated by reference in, or considered part of, this Proxy Statement. We intend to disclose on our website, or in a Form 8-K filed with the SEC, any amendments to, or waivers from, our Code of Business Conduct and Ethics that are required to be disclosed by law or Nasdaq listing standards. We will also provide copies of these documents, as well as our other corporate governance documents, free of charge, to any stockholder upon written request to Allogene Therapeutics, Inc., 210 E. Grand Ave, South San Francisco, CA 94080 Attn: Corporate Secretary.

Corporate Governance Guidelines

In September 2024, our Board of Directors adopted Corporate Governance Guidelines to support the effective execution of its fiduciary duties and promote the long-term interests of Allogene and its stockholders. These Guidelines establish a clear framework for the governance of the Company and reinforce our commitment to transparency, accountability, independent oversight, and responsible leadership.

Key principles outlined in the Guidelines include:

•the Board’s fundamental role is to provide strategic guidance and independent oversight of management in support of Allogene’s mission and objectives;
•a majority of the Board shall consist of independent directors in accordance with Nasdaq listing standards;
•the independent directors meet no less than two times per year in executive session, without management present, to ensure open dialogue and objective decision-making;
•directors are granted access to management and independent advisors as needed to fulfill their duties; and
•the Board and each of its committees conduct annual self-evaluations to assess performance and enhance effectiveness.

The adoption of these Corporate Governance Guidelines reflects our Board’s commitment to continuous improvement and the ongoing enhancement of our governance practices. By codifying these principles, our Board seeks to ensure rigorous oversight, thoughtful stewardship, and alignment with stockholder expectations.

Independence of the Board of Directors

As required under our Corporate Governance Guidelines and the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of our Board of Directors must qualify as “independent.” The Board of Directors is responsible for affirmatively determining director independence, consulting with the Company’s legal counsel to ensure compliance with relevant securities laws, regulations, and Nasdaq listing standards, as updated from time to time. To assist in making these determinations, the Board evaluates each director’s independence against Nasdaq’s categorical standards, which include various objective tests and criteria.

Moreover, the Nasdaq rules mandate that each audit, compensation, and nominating and corporate governance committee member must meet additional independence criteria specified by the Exchange Act. Specifically, audit committee members must comply with Rule 10A-3 under the Exchange Act, prohibiting them from accepting consulting or other compensatory fees, apart from board-related service, or being an affiliated person of the Company. Compensation committee members must adhere to Rule 10C-1 under the Exchange Act, where the Board must assess factors relevant to independence, including sources of compensation and affiliations.

After a comprehensive review of all relevant transactions, relationships, and circumstances concerning each director and their family members—including beneficial stock ownership—the Board affirmatively determined that all current directors are independent, except Dr. Belldegrun, Dr. Chang, and Mr. Kazam. Dr. Chang lacks independence due to his role as president and chief executive officer. Dr. Belldegrun is deemed non-independent due to his consulting relationship with the Company through Bellco Capital LLC. Mr. Kazam was determined to be non-independent based on the Company’s previous contractual relationship with Two River, terminated in December 2023, within the past three years.

In addition, our Board of Directors determined that Ms. Barrett, Dr. Mayo and Ms. Messemer, who currently comprise our Audit Committee, Ms. Barrett, Mr. DeYoung and Dr. Humer, who currently comprise our Compensation Committee, and Ms. Messemer, Mr. Sisitsky and Dr. Witte, who currently comprise our Nominating and Corporate Governance Committee, satisfy the independence standards for such committees established by the SEC and the Nasdaq Listing Rules, as applicable. In making such determinations, our Board of Directors considered the relationships that each such non-employee director has with our Company, including any relevant transactions described below in “Certain Relationships and Related Party Transactions” and the beneficial ownership of our capital stock by each non-employee director, as well as all other facts and circumstances our Board of Directors deemed relevant in determining independence. Independent directors regularly conduct executive sessions without management presence, led by Dr. Franz Humer, who serves as Lead Independent Director.

The Board has concluded that the current composition of its committees meets all applicable Nasdaq independence requirements and SEC regulations. For additional details, see the sections entitled “Information Regarding the Board of Directors and Corporate Governance—Information Regarding Committees of the Board of Directors” and “Transactions with Related Persons.”

Board Leadership Structure

Our Board is currently chaired by Dr. Belldegrun. Because the Company maintains a consulting agreement with Bellco, which is owned by Dr. Belldegrun (see more information below under the heading “Executive Chair Compensation”), Dr. Belldegrun is designated as a non-independent director. Our Board leadership structure features a Lead Independent Director, Dr. Franz Humer, who provides a strong independent oversight counterbalance to our Executive Chair. Dr. Humer presides over executive sessions of independent directors, facilitates communication between the independent directors and management, and ensures the effective functioning of the Board and its committees, thereby enhancing our corporate governance structure.

The Company believes that the role of the Lead Independent Director, in addition to the separation of the positions of Executive Chair and Chief Executive Officer (“CEO”), provides the Company with a governance structure that best advances the objectives of the Company while providing proper checks and balances on senior management, fostering open communication and reinforcing Board independence. in its oversight of our business and affairs. In addition, we have a separate chair for each committee of our Board, and each of those positions is held by an independent director.

Distinctive Role of the Executive Chair

Dr. Belldegrun accepts no compensation under our Non-Employee Director Compensation Policy, which is described below. Instead, in view of his more expansive role, Dr. Belldegrun is compensated through the Company’s consulting agreement with Bellco. The compensation provided under the Bellco consulting agreement (as amended, the “Bellco Consulting Agreement”) is determined on an annual basis by our Compensation Committee in connection with their annual review of our executive compensation and is informed by peer data and analysis provided by the Compensation Committee’s independent compensation consultant.

Dr. Belldegrun’s responsibilities under the Bellco Consulting Agreement extend well beyond typical board chair duties, encompassing comprehensive operational and strategic involvement. The following is a summary of Dr. Belldegrun’s activities under the Bellco Consulting Agreement:

1.    Expanded Operational and Strategic Role:
•Actively engages in the execution of business strategies and operational initiatives, working closely with the CEO and CEO staff.
•Regularly attends executive management meetings, including bi-weekly Executive Committee meetings, senior leadership meetings, operational reviews, and strategy off-sites.
•Assists with executive recruitment, retention, and talent development.
•Engages directly in advancing the Company’s clinical trials and strategic initiatives.

2.    Greater Time Commitment:
•In 2024 alone, Dr. Belldegrun attended over 100 formally scheduled non-board-related meetings and participated in numerous additional unscheduled meetings and conference calls, significantly exceeding the typical time commitment expected from a non-executive board chair.

3.    Specialized Expertise:
•Provides specialized expertise in CAR T therapy and oncology, directly contributing to clinical trial design, innovation, and strategic business decisions.
•Actively participates in our Scientific Advisory Board, contributing extensive scientific and medical insights critical to product innovation and clinical development.
•Assigns to Allogene all intellectual property associated with work product provided under the consulting agreement.

4.    Project-Specific Responsibilities:
•Directly involved in high-level discussions related to business development, including strategic transactions and clinical trial site interactions to enhance patient enrollment.

5.    External Representation and Stakeholder Relations:
•Represents the Company externally at industry conferences, investor meetings, and high-level stakeholder interactions, proactively advocating the Company’s interests rather than merely overseeing its activities.

•Plays an active role in investor relations and external partnerships, negotiating and managing relationships with industry leaders, partners, clinical sites, and potential strategic collaborators.
•Cultivates relationships with key investors and actively contributes to investor recruitment efforts.

6.    Access to Unique Resources and Networks:
•Provides unique access to influential networks and resources within the biotech industry, facilitating strategic partnerships, licensing agreements, and business development opportunities.
•Actively cultivates and leverages high-level industry contacts to advance the Company’s strategic objectives and market position.

These activities, and Dr. Belldegrun’s time commitment under the Bellco Consulting Agreement extend far beyond traditional board oversight. For more information on Dr. Belldegrun’s compensation under the Bellco Consulting Agreement, and the Board’s processes for evaluating and setting his compensation, see the section below under the heading “Executive Compensation—Executive Chair Compensation.”

Classified Board Structure

As noted above, our Board of Directors is divided into three classes with each class having a three-year term. Following our 2024 annual meeting of stockholders, and as more fully discussed in the “Stockholder Engagement” section below, we solicited and received input on a variety of topics, including our corporate governance structure. Certain investors shared their perspectives on our classified board structure and opined that we should consider sunsetting such structure in the future or provide greater disclosure regarding the Board’s rationale for maintaining the classified board structure. The Board of Directors considered this feedback as part of its regular evaluation of corporate governance. With regard to retaining the classified board structure, the Board of Directors continues to believe that a classified board remains appropriate at this time. Our classified board structure is thoughtfully designed to align with the unique demands and long-term strategies inherent in the biotechnology industry. We believe this view is shared among our peers as evidence by the fact that among our executive compensation peers, 80% have a classified board structure. In assessing the appropriateness of our classified board structure, our Board also considered the following factors:

•Preserve Specialized and Stable Leadership - In biotech, sustained success depends heavily on deep scientific expertise, specialized technical understanding, and comprehensive regulatory knowledge. Our staggered board structure is specifically designed to retain directors who possess extensive and evolving insights into our proprietary CAR T technologies, clinical protocols, regulatory processes, funding strategies, and overall business operations. By mitigating the risk of abrupt changes in board composition, our structure ensures stable, informed oversight and decision-making continuity, essential for driving forward our complex and long-term therapeutic development initiatives.

•Enhance Negotiation Leverage in M&A or Strategic Partnerships - Given the significant value potential embedded in our pipeline, the classified board structure strategically positions us to optimize outcomes in critical negotiations, whether related to acquisitions, mergers, or strategic partnerships. By preventing a swift or wholesale change in board composition, this governance arrangement strengthens our negotiating position, reducing the risk of being pressured into premature or undervalued transactions that could otherwise jeopardize future stockholder value.

•Align with the Capital-Intensive Nature of Biotech - As a development-stage biotech company, we regularly undertake capital-intensive clinical trials, necessitating ongoing strategic equity raises to finance these critical endeavors. A classified board provides our long-term investors with a robust assurance that our governance and strategic direction remain stable, particularly during periods of financial vulnerability. This governance structure is highly attractive to sophisticated biotech investors, reinforcing confidence that strategic oversight remains consistent and insulated from short-term volatility.

•Protect Against Activist Investors with Misaligned Objectives - Activist investors or special interest groups may advocate short-term measures, such as premature asset divestitures or rapid exits, that could undermine our carefully planned, long-term strategy crucial for realizing the full potential of our innovative therapies. Our classified board acts as a prudent safeguard, ensuring that any significant shifts in corporate control or strategy occur through thoughtful deliberation rather than reactive decision-making, thereby protecting long-term stockholder interests and the continuity of our research programs.

The Nominating and Corporate Governance Committee has carefully evaluated feedback received from stockholders regarding board structure. After extensive consideration, including consideration of the factors noted above, both the Nominating and Corporate Governance Committee and the full Board remain confident that maintaining our classified board structure optimally supports the achievement of our long-term strategic goals, facilitates informed and sophisticated oversight, and significantly enhances our ability to deliver sustained value to stockholders.

Our Board recognizes ongoing stockholder interest in board declassification and the benefits of annual director elections. We remain committed to an annual formal review of our classified structure. The Board will actively consider proposing a phased board declassification when these protections are no longer deemed appropriate to safeguard stockholder interests.

Enhanced Governance Practices

To further demonstrate our commitment to robust governance and accountability and, in part, to mitigate concerns regarding our classified board structure, our Board has implemented several important enhancements over the past year:

•Adopted comprehensive Corporate Governance Guidelines, publicly available on our investor relations webpage, clearly outlining best practices and governance principles.
•Appointed a new Lead Independent Director, Franz Humer, further strengthening independent oversight and continuing to provide an effective check and balance within our board structure.
•Implemented a director resignation policy that requires any director failing to achieve majority stockholder support to tender their resignation, reinforcing accountability to stockholders.
•Enhanced our annual board evaluation process by incorporating more detailed individual director assessments to promote continuous improvement, transparency, and effectiveness.
•Increased proactive engagement with major investors on governance and executive compensation matters to ensure strong alignment with stockholder interests and responsiveness to investor feedback.

These recent governance enhancements demonstrate our Board’s ongoing commitment to governance excellence and accountability. We believe these improvements collectively mitigate concerns related to our existing classified board structure and affirm our responsiveness to evolving stockholder expectations.

Board Qualifications

Experience and Expertise: Our Board is responsible for overseeing our business consistent with their fiduciary duties. This significant responsibility requires highly skilled individuals with various qualities, attributes, and professional experience. We believe the Board is well-rounded, with a balance of relevant perspectives and experience, as illustrated in the chart below.

Our Board believes that a diverse mix of backgrounds, perspectives, and experiences enhances its effectiveness and the quality of its decision-making. In identifying and evaluating candidates for service on the Board, the Nominating and Corporate Governance Committee considers a wide range of attributes, including professional experience, industry knowledge, leadership skills, and geographic background, among other characteristics that support sound governance and align with the Company’s long-term strategy.

We strive to build a Board with a broad range of perspectives relevant to our business, patients, investors, and other stakeholders. As part of both the annual nomination process and any new director search, the Committee seeks individuals who will contribute to the Board’s collective strength and effectiveness.

Experience/Skill	Barrett	Belldegrun	Chang	DeYoung	Humer	Kazam	Mayo	Messemer	Sato	Sisitsky	Witte
Biopharmaceutical Industry	●	●	●	●	●	●	●		●	●	●
Financial/Audit & Risk	●	●	●	●	●	●		●		●
Strategic Planning & Vision	●	●	●	●	●	●		●	●	●
Risk Management					●			●		●
Business Development & Strategic Transactions	●	●	●	●	●	●		●	●	●
Scientific Research & Drug Development	●	●	●		●		●		●		●
Public Policy/ Government Affairs/ Regulatory	●		●		●		●		●
Global/International Operations	●	●	●	●	●			●	●	●
Governance/Compliance	●	●	●		●	●	●	●	●	●	●
Mergers & Acquisitions (M&A)	●	●	●	●	●	●		●	●	●
Executive Leadership	●	●	●	●	●	●		●	●	●
Human Capital and Talent Development	●		●					●	●	●
Technology & Innovation		●	●				●		●		●
Capital Markets	●	●	●		●	●		●	●	●
Commercialization, Marketing & Branding	●		●	●	●			●	●
Operations, Manufacturing & Supply Chain	●		●		●
Investor Relations	●	●	●		●				●	●
Crisis Management					●

Character: Board members should possess the personal attributes necessary to be an effective director, including unquestioned integrity, sound judgment, a collaborative spirit, and commitment to the Company, our stockholders, and other constituencies.

Board Self-Evaluation Process

Our Board is committed to continuous improvement and employs a robust annual self-assessment process designed to enhance Board effectiveness and governance practices. The Nominating and Corporate Governance Committee oversees this evaluation process, including reviewing and approving the self-assessment questionnaire and the methodology used, consistent with our Corporate Governance Guidelines.

In 2025, the Board evaluation was facilitated through an extensive, structured questionnaire addressing key areas such as Board composition, information flow, operational efficiency, Board engagement and interaction, accountability, individual director contributions, and performance related to strategic decision-making.

All directors participated fully in the evaluation, providing comprehensive, anonymous and candid feedback. An independent third-party advisor collected, analyzed, and summarized the directors' responses to preserve anonymity and objectivity, further enhancing the integrity of the assessment. The advisor presented detailed findings to each respective committee, and collectively to the full Board, fostering in-depth discussions focused on identified strengths and specific opportunities for improvement.

Key topics covered in the evaluation included:

•The effectiveness of our current Board leadership structure and independence.
•Quality, timeliness, and relevance of information provided to directors.
•Efficiency and effectiveness of Board and committee meetings.
•Board’s strategic oversight and response to evolving business challenges.
•Assessment of risk oversight processes and management accountability.
•Individual and collective director contributions and areas for skill enhancement.

Following the evaluation, the Board and each committee identified actionable steps to address feedback, improve governance processes, and enhance Board and committee performance. This iterative process underscores the Board’s proactive approach to governance, promoting transparency, accountability, and long-term value creation for our stockholders.

Role of the Board in Risk Oversight

One of the key functions of our Board of Directors is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through the Audit Committee and the Compensation Committee. The Audit Committee and the Compensation Committee receive reports from management periodically regarding our assessment of risks. In addition, the Audit Committee and the Compensation Committee report regularly to our Board of Directors, which also considers our risk profile. Our Board of Directors, and its committees, focus on the most significant risks we face and our general risk management strategies. For instance, the Audit Committee plays a critical role in overseeing the Company’s comprehensive risk management program, including detailed reviews of financial, operational, regulatory, compliance, and cybersecurity risks. In addition, the Compensation Committee periodically reviews risks associated with our compensation policies and programs. While our Board of Directors oversees our risk management, management is responsible for day-to-day risk management processes. Our Board of Directors expects management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the Audit Committee, the Compensation Committee and our Board of Directors. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that our Board of Directors’ leadership structure, which also emphasizes the independence of our Board of Directors in its oversight of its business and affairs, supports this approach.

Meetings of The Board of Directors

The Board of Directors met six times during the last fiscal year. Each current Board member attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served, held during the portion of the last fiscal year for which they were a director or committee member.

Information Regarding Committees of the Board of Directors

The Board maintains an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, an International and Business Development Oversight Committee, and a Research and Development Committee. The following table provides membership information for each of the foregoing Board committees:

Directors	Age	Director Since	Audit	Compensation	Nominating and Corporate Governance	International and Business Development Oversight	Research and Development
Elizabeth Barrett ✓	62	2021	●	●
Arie Belldegrun, M.D. (EC)	75	2017
David Chang, M.D., Ph.D.	65	2018
John DeYoung ✓	62	2018		●		●
Franz Humer, Ph.D. (LID) ✓	78	2018		C		C
Joshua Kazam	48	2017				●
Stephen Mayo, Ph.D. ✓	63	2022	●				●
Deborah Messemer ✓	67	2018	C		●
Vicki Sato, Ph.D. ✓	76	2021				●	●
Todd Sisitsky ✓	53	2018			●
Owen Witte, M.D. ✓	75	2018			C		C

“EC” Executive Chair
“C” Committee Chair
“LID” Lead Independent Director
✓ Independent Director

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee, other than Mr. Kazam on the International and Business Development Oversight Committee (a committee that is not required under Nasdaq rules), meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. Our Audit Committee consists exclusively of independent directors, all financially literate, with one member designated as an audit committee financial expert, offering significant expertise in financial reporting, audit procedures, and biotechnology best practices. For this purpose, the Audit Committee performs several functions, including, among other things:

•evaluating the performance, independence and qualifications of our independent registered public accounting firm and determining whether to retain our existing independent registered public accounting firm or engage a new independent registered public accounting firm;
•reviewing and approving or pre-approving the engagement of the independent registered public accounting firm to perform audit services and any permissible non-audit services;
•monitoring the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;
•prior to engagement of any independent registered public accounting firm, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent registered public accounting firm;

•reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent registered public accounting firm and management;
•reviewing, with our independent registered public accounting firm and management, significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;
•reviewing with management and our independent registered public accounting firm any earnings announcements and other public announcements regarding material developments;
•establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters;
•approving the report that the SEC requires in our annual proxy statement;
•reviewing, approving or ratifying and providing oversight of any related-person transactions in accordance with our related person transaction policy and reviewing management’s efforts to monitor compliance with legal and regulatory responsibilities, including our Code of Business Conduct and Ethics;
•reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management are implemented;
•reviewing on a periodic basis our investment policy, related person transaction policy and our Code of Business Conduct and Ethics;
•reviewing and evaluating on an annual basis the performance of the Audit Committee and the Audit Committee charter; and
•periodically reviewing our cybersecurity and other information technology risks, controls and procedures, including plans to mitigate cybersecurity risks, plans to respond to data breaches and any specific cybersecurity issues that could affect the adequacy of our internal controls.

The Audit Committee is composed of three directors: Ms. Barrett, Dr. Mayo, and Ms. Messemer. Ms. Messemer serves as the chair of our Audit Committee. Typically, the Audit Committee meets at least quarterly and with greater frequency, if necessary. Our Audit Committee met five times during 2024. The Board has adopted a written Audit Committee Charter that is available to stockholders on the Company’s website at www.allogene.com.

The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards).

The Board of Directors has also determined that Ms. Messemer qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Ms. Messemer’s level of knowledge and experience based on a number of factors, including her formal education and experience in financial and executive roles.

Compensation Committee

The Compensation Committee is composed of three directors: Ms. Barrett, Mr. DeYoung and Dr. Humer. Dr. Humer serves as the chair of the Compensation Committee. All members of the Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards). The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at www.allogene.com.

The functions of the Compensation Committee include, among other things:

•reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full Board regarding) our overall compensation strategy and policies;

•reviewing and approving (or, if it deems appropriate, making recommendations to the full Board regarding) the compensation and other terms of employment of our executive officers;
•reviewing and approving (or if it deems it appropriate, making recommendations to the full Board regarding) performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;
•reviewing and approving (or if it deems it appropriate, making recommendations to the full Board regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;
•evaluating risks associated with our compensation policies and practices and assessing whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us;
•overseeing the human capital management;
•reviewing and making recommendations to the full Board regarding the type and amount of compensation to be paid or awarded to our non-employee board members;
•establishing policies with respect to votes by our stockholders to approve named executive officer compensation as required by Section 14A of the Exchange Act and determining our recommendations regarding the frequency of advisory votes on named executive officer compensation, to the extent required by law;
•reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;
•administering our equity incentive plans;
•establishing policies with respect to equity compensation arrangements;
•reviewing the competitiveness of our executive compensation program and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;
•adopting and administering clawback policies and approving clawback provisions for incentive-based compensation arrangements applicable to senior executives,and reviewing the facts and circumstances regarding whether to exercise any clawback right on behalf of the Company;
•reviewing, approving, amending and terminating (or, if it deems appropriate, making recommendations to the full Board) regarding the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;
•reviewing with management and approving our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;
•preparing the report from the Compensation Committee to be included in our annual proxy statement (if any), in accordance with the applicable SEC rules and regulations; and
•reviewing and assessing on an annual basis the performance of the Compensation Committee and the Compensation Committee charter.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least quarterly and with greater frequency if necessary. Our Compensation Committee met five times during 2024. The agenda for each meeting is usually developed in consultation with the Executive Chair, Chief Executive Officer, Chief People Officer, General Counsel, and Compensia, Inc. (“Compensia”), the Compensation Committee’s independent compensation consultant. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and Nasdaq that did not raise a conflict of interest, the Compensation Committee engaged Compensia as a compensation consultant. The Compensation Committee requested that Compensia develop a comparative group of companies for purposes of reviewing industry-wide compensation practices and trends and assessing the competitiveness of our executive and non-employee director compensation programs and compensation levels. Compensia also meets with certain members of management and human resources to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes. Compensia ultimately developed guidance primarily pertaining to our peer group, equity compensation strategy and executive and non-employee director compensation determinations that were presented to and actively discussed with the Compensation Committee and the Board for their consideration and approvals.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for:

•identifying, reviewing, evaluating, nominating and recommending candidates to serve on our Board of Directors consistent with criteria approved by our Board;
•determining the minimum qualifications for service on our Board of Directors;
•evaluating director performance on the board and applicable committees of the board and determining whether continued service on our board is appropriate;
•evaluating nominations by stockholders of candidates for election to our Board of Directors;
•considering and assessing the independence of members of our Board of Directors;
•overseeing the Board's committee structure and operations;
•developing a set of corporate governance policies and principles, periodically reviewing and assessing these policies and principles and their application and recommending to our Board of Directors any changes to such policies and principles;
•reviewing environmental, social and governance (“ESG”) matters, policies and initiatives;
•considering questions of possible conflicts of interest of directors as such questions arise; and
•reviewing and evaluating on an annual basis the performance of the Nominating and Corporate Governance Committee and the Nominating and Corporate Governance Committee charter.

The current members of the Nominating and Corporate Governance Committee are Ms. Messemer, Mr. Sisitsky and Dr. Witte. Typically, the Nominating and Corporate Governance Committee meets at least three times a year, and with greater frequency if necessary. Our Nominating and Corporate Governance Committee met four times during 2024. Our Board has determined that each of the members of this committee is independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). Dr. Witte serves as the chair of our Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee believes that the candidates for director, both individually and collectively, have the integrity, experience, judgment, commitment (including having sufficient time to devote to us and level of participation), skills and expertise appropriate for us. In assessing the directors, both individually and collectively, the Nominating and Corporate Governance Committee considers our current needs, and the needs of the Board of Directors, to maintain a balance of knowledge, experience, capability, geography, thought, viewpoints, backgrounds, skills, and expertise. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time.

The Nominating and Corporate Governance Committee uses its and the Company’s network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers geography, thought, viewpoints, backgrounds, skills and such other factors as it deems appropriate given our current needs and the needs of the Board of Directors, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. To the extent any search firm is retained to assist the Nominating and Corporate Governance Committee in seeking candidates for the Board, the search firm will be instructed to seek to include a mixture of candidates in terms of geography, thought, viewpoints, backgrounds, skills, experience, and expertise from, among other areas, professional and academic areas relevant to the Company’s areas of focus. In addition, the Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 210 East Grand Avenue, South San Francisco, California 94080, Attn: Corporate Secretary, no later than the 90th day and no earlier than the 120th day prior to the one year anniversary of the preceding year’s annual meeting of stockholders. Submissions must include, among other things, (1) the name and address of the stockholder on whose behalf the submission is made; (2) number of our shares that are owned beneficially by such stockholder as of the date of the submission; (3) the full name of the proposed candidate; (4) description of the proposed candidate’s business experience for at least the previous five years; (5) complete biographical information for the proposed candidate; (6) a description of the proposed candidate’s qualifications as a director and (7) any other information required by our Amended and Restated Bylaws. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as our independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee. The Nominating and Corporate Governance Committee charter can be found on our website at www.allogene.com.

International and Business Development Oversight Committee

Our International and Business Development Oversight Committee consists of Dr. Humer, as chair, and Mr. DeYoung, Mr. Kazam and Dr. Sato. Typically, the International and Business Development Oversight Committee meets at least three times a year, and with greater frequency if necessary. Our International and Business Development Oversight Committee met three times during 2024. The purpose of the International and Business Development Oversight Committee is to assist our Board of Directors in fulfilling our Board of Directors’ responsibilities to (1) oversee our international and business development strategic planning, and (2) review and evaluate any of our specific strategic initiatives, including the risks and opportunities relating to such initiatives. The International and Business Development Oversight Committee charter can be found on our website at www.allogene.com.

Research and Development Committee

Our Research and Development Committee consists of Dr. Mayo, Dr. Sato, and Dr. Witte, who serves as chair of the committee. The Research and Development Committee met once during 2024. The purpose of the Research and Development Committee is to review and provide advice for the Company’s research and development programs on behalf of the Board, including (i) to assist the Board in its oversight of the Company’s research and development, (ii) to assist in discussing significant emerging trends and issues in science and technology and consider the potential impact of such on the Company’s research and development, and (iii) to provide advice to the Company’s management and to the Board in connection with the allocation, deployment, utilization of, and investment of resources in the Company’s research and development. The Research and Development Committee charter can be found on our website at www.allogene.com.

Stockholder Communications with the Board of Directors

The Company’s Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to: Allogene Therapeutics, Inc., Attn: Corporate Secretary, 210 East Grand Avenue, South San Francisco, California 94080. These communications will be reviewed by the Corporate Secretary, who will determine whether the communication is appropriate for presentation to the Board or the relevant director. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications).

Stockholder Engagement

We recognize the importance of a robust, proactive, and year-round stockholder outreach program. Through regular, constructive engagement with existing stockholders and potential investors, we seek to communicate our business strategy, share perspectives, and solicit feedback on a range of topics, including corporate governance, executive compensation, and other matters relevant to our business. Our Investor Relations Department leads this program, with active participation from senior management, including our Chief Executive Officer, Chief Financial Officer, Chief Medical Officer, and Chief Corporate Affairs and Brand Strategy Officer, who routinely engage in meetings, investor conferences, analyst calls, and non-deal roadshows—both virtually and in-person.

We engage investors both passively, by responding promptly to inbound inquiries, and actively, through targeted outreach. Our proactive engagement is focused on consistent dialogue with portfolio managers, analysts, and stewardship contacts at institutional investment funds regardless of size of holding or rating (as it relates to analyst coverage). We also proactively target potential new investors of all sizes and reactively respond to individual investors. Management periodically shares insights from these outreach activities with the Board and relevant committees.

Following our 2024 Annual Meeting of Stockholders, notwithstanding strong support from a substantial majority of our stockholders across all ballot items, we launched a targeted outreach effort focused on executive compensation and corporate governance. The Chair of the Compensation Committee (who was subsequently appointed and now serves as our Lead Independent Director) oversaw this effort and participated in these meetings along with our General Counsel, Chief Corporate Affairs and Brand Strategy Officer, and Chief People Officer. We focused particularly on institutional investors who voted against our “say-on-pay” proposal at either or both of our 2023 and 2024 Annual Meetings. Our outreach covered investors representing approximately 44% of our common stock, with holders of approximately 21% accepting our invitation to meet.

The table below summarizes key stockholder concerns, our responses, and next steps:

Key Topic	Stockholder Issues	Allogene Responsive Action
Classified Board Structure	Preference for declassified board. Acknowledged that classified boards are common among our peers and may be appropriate but expressed a preference for sunset provisions.
Our Nominating and Corporate Governance Committee reaffirmed the classified board protects long-term interests but will continue reviewing the need for a sunset provision annually. We are considering a potential future sunset tied to operational milestones. Additionally, to provide greater transparency, in this proxy we expanded the disclosure regarding our Board’s rationale for maintaining a classified structure. See the section above entitled “Information Regarding the Board of Directors and Corporate Governance—Classified Board Structure.”

Voting Standard	Preference for a majority voting standard for the election of directors.
We maintained plurality voting for the election of directors due to our development-stage risk profile, but in furtherance of our commitment to director accountability, we adopted a director resignation policy and enhanced board self-assessments with added focus on individual director performance and feedback. We commit to re-evaluate majority voting as we progress.

Executive and Director Compensation
Concerns about high compensation relative to peers. Notably, we learned that while some stockholders understood the unique role of our Executive Chair, others did not believe that our proxy disclosure adequately defined that role relative to his compensation beyond what is typically paid to an independent board chair.

Prior to our stockholder outreach, our 2024 equity values were meaningfully reduced relative to 2023, and our 2024 base salaries were essentially maintained as flat. Additionally, following our outreach, the Compensation Committee froze CEO and Executive Chair 2025 base salaries for the third consecutive year (last increase was January 2022), froze other named executive officer 2025 base salaries over the prior year, and reduced the 2025 director equity compensation for the second year. We have also included in this Proxy Statement a more detailed description of our Executive Chair’s role. See disclosure above under “Information Regarding the Board of Directors and Corporate Governance—Distinctive Role of the Executive Chair.” We will continue benchmarking executive and director compensation relative to our peers, and in particular, the Executive Chair’s role and compensation relative to his substantial responsibilities.

Key Topic	Stockholder Issues	Allogene Responsive Action
Time-Based vs. Performance-Based Equity Awards
Feedback on this point was mixed, demonstrating the range of views across our stockholders: Some stockholders acknowledged that the use of performance-based equity is less prevalent for companies at our stage and among peers and did not express a preference for us to incorporate them without expressing a view regarding weighting, while others expressed a desire for greater emphasis on performance-based equity.

The Compensation Committee incorporated performance-based grants (PSUs) into the 2025 executive equity program (50% options / 30% RSUs / 20% PSUs) with the performance metrics focused on our autoimmune program. At our current stage, we view this mix to be heavily oriented towards performance, with 20% tied to specific performance metrics focused on our autoimmune program and 50% tied to stock price appreciation in the form of stock options, which will only be achievable if the company successfully executes on its long-term strategy and achieves commercialization of its currently clinical stage therapies. The Compensation Committee will continue to assess the appropriateness of including performance-based equity in future grants, provided that vesting metrics are meaningful, non-duplicative metrics and advance our incentive and retention objectives.

Equity Plan Evergreen Provision	General concern with evergreens.
It is common for companies to IPO with and maintain evergreens for 10 years. A review of 2021 IPOs found that 85% of biotech companies had evergreens. We maintain the provision to support potential organizational growth in 2026 as we prepare for potential commercialization as early as 2027. We commit to periodically re-evaluating this as our operational profile evolves.

Corporate Goals Disclosure	Desire for more transparency around bonus metrics.	Enhanced disclosure added in this Proxy Statement under “Executive Compensation — 2024 Annual Performance-Based Cash Incentive.”
Say-on-Pay Vote Responsiveness and Stockholder Engagement Disclosure	Expectation of explicit response and expanded disclosure regarding responsiveness.
This Proxy Statement reflects our direct response to Say-on-Pay feedback and provides expanded disclosure relating thereto. As noted above, following our outreach, for our 2025 compensation program we froze executive salaries and adjusted our equity mix to address specific investor concerns.

We remain committed to continuous improvement in governance and compensation practices. Our Board and management intend to continue annual reviews of the classified board structure, voting standards, compensation and equity programs while maintaining open and transparent dialogue with our stockholders.

Code of Ethics

The Company has adopted the Code of Business Conduct and Ethics that applies to all officers, directors and employees, which was amended in October 2024 as part of our annual review of our governance policies and our ongoing goal to enhance our corporate governance practices. The Code of Business Conduct and Ethics is available on the Company’s website at www.allogene.com. We intend to promptly disclose on our website, to the extent required by the rules and regulations of the SEC, (i) the nature of any amendment to the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and (ii) the nature of any waiver, including an implicit waiver, from a provision of the Code of Business Conduct and Ethics that is granted to one of these specified individuals, the name of such person who is granted the waiver and the date of the waiver.

Environmental, Social & Governance (ESG) Practices

We remain committed to responsible and sustainable business practices, aligning our ESG initiatives with our core mission and long-term strategic objectives. Recognizing that our stockholders hold a variety of diverse perspectives, we prioritize transparency, accountability, and value creation in all ESG-related activities. Our Nominating and Corporate Governance Committee continues to oversee and advise our Board of Directors on ESG matters, including strategic initiatives, potential risks, opportunities, and performance metrics, as detailed in its charter. The Committee regularly updates the full Board on ESG progress and stakeholder feedback.

Belonging, Fairness and Representation

We are committed to cultivating a workplace environment characterized by belonging, fairness, and representation. We foster a supportive, respectful, and collaborative atmosphere, encouraging open communication and valuing distinct perspectives, experiences, and backgrounds. Our approach emphasizes equitable treatment and opportunities for all employees based on merit and qualifications.

Our talent acquisition strategies are designed to attract the best available candidates from a diverse and qualified talent pool. We utilize reputable recruitment platforms, provide training to interviewers and hiring managers to mitigate unconscious bias, and regularly review these processes for fairness and effectiveness. We are committed to ensuring that hiring decisions are driven solely by qualifications and job-related factors.

Our initiatives support our broader culture of responsibility, empowerment, and psychological safety, ensuring all employees feel valued, engaged, and committed to our mission. Key practices include:

•Promoting respectful, open and transparent communication and cooperation between all employees.
•Encouraging constructive employee feedback and active participation.
•Supporting teamwork and collaboration across departments and roles.
•Engaging positively and constructively with the communities we serve.

We will continue seeking varied viewpoints and constructive input from employees and stockholders alike, adapting our strategies to support both sustainable business growth and the varied interests of our stakeholders. For more information regarding the profile of our employees, please see our EEO-1 report that can be found on the “Investors—Corporate Governance—Documents and Charters” section of our website, www.allogene.com.

Competitive Pay & Benefits and Pay Equity

We are committed to fair and equitable compensation practices. Our compensation structure is informed by market-driven benchmarks and data-driven analysis, regularly reviewed to maintain pay equity. Annual compensation reviews confirm our ongoing commitment to fair pay, based on role requirements, market comparisons, individual and organizational performance, and internal equity.

We strive to provide competitive and robust compensation and benefits programs that help meet the varying needs of our employees. Our total compensation package includes competitive pay, comprehensive healthcare benefits package for employees, family medical leave and flexible work schedules. In addition, we offer every full-time employee, both exempt and non-exempt, the benefit of equity ownership in the company through stock option grants, restricted stock unit grants, and our employee stock purchase plan. In addition, we provide a Section 401(k) plan to our employees, including our Named Executive Officers, as discussed in the section below entitled “—Section 401(k) Plan.”

Employee Development, Training and Retention

The competition for talent in our industry and in the San Francisco Bay Area where our headquarters is located is significant. As a result, our commitment to investing in human capital is of critical importance to ensure our ability to attract, develop and retain key talent to support the growth of our business. We focus on providing training opportunities and promotional opportunities. Learning and development, training and other resources are an integral part of retaining our employees and creating a culture of learning and leadership within Allogene. We also train relevant members of our team on important environmental health and safety topics to help ensure we protect our people and our environment as we operate our business. We encourage our employees to participate and take advantage of a variety of learning and development resources, including online business skills courses, professional development events, and external training programs based on individual needs. We also actively review employee performance and business needs every six months that lead to promotional opportunities for employees across departments and levels.

Environment

We are committed to sustainable business practices that minimize employee and environmental risks as well as implementing processes that reduce our overall carbon footprint and reduce water consumption. We aim to reduce our environmental footprint and impact through corporate initiatives and in compliance with applicable laws and regulations. The objectives of our approach to minimize our environmental impact are to:

•be an environmentally responsible corporate citizen;
•monitor consumption of resources used by Allogene in our operations;
•educate our employees and provide channels for employees to create environmental awareness and contribute to our efforts; and
•monitor and continually improve our measures to use resources more efficiently and minimize adverse environmental effects.

Most of our environmental initiatives have focused on our state-of-the-art manufacturing facility, Cell Forge 1 (CF1), in Newark, California. Our 136,000 square foot facility was designed and constructed from the ground-up to optimize energy performance and efficiency. This includes the use of low-emitting materials, segregation and recycling of construction waste, and selection of energy-efficient utility equipment. With construction completed in 2020, it is a high-profile example of our commitment to environmental sustainability.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act requires our directors, executive officers and principal accounting officer (“Section 16 Officers”), as well persons who beneficially own more than ten percent of our common stock, to file with the SEC specified forms detailing both ownership of and changes to their holdings of any class of equity securities of the Company. During the year ended December 31, 2024, each of David Chang, Arie Belldegrun, Timothy Moore, Earl Douglas, Zachary Roberts and Geoff Parker filed a late Form 4 on January 31, 2024 covering a stock option grant and a restricted stock unit grant made on January 25, 2024, due to an administrative oversight. In addition, Geoff Parker filed a late Form 4 on March 6, 2024 covering an open market purchase made for his account by his broker on January 30, 2024. Mr. Parker was not notified of this purchase until March 4, 2024.

Proposal 2 Advisory Vote on Executive Compensation

At our 2020 Annual Meeting of Stockholders, the stockholders indicated their preference that we solicit a non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay vote,” every year. The Board has adopted a policy that is consistent with that preference. In accordance with that policy, this year, we are again asking the stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

Recommendation

The Board recommends the vote “FOR” approval of, on an advisory basis, the compensation of our named executive officers.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this Proxy Statement. Our executive compensation program for our executive officers is designed to attract, motivate, and retain individuals of superior ability and managerial talent who can successfully perform and succeed in our environment. Our named executive officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate performance. This program contains elements of cash and equity-based compensation designed to align the interests of our executives with those of our stockholders as well as have the appropriate incentive to achieve key strategic and financial performance measures by linking compensation opportunities and actual compensation earned through our pay-for-performance compensation program to the achievement of corporate goals. We also make equity grants designed to align our named executive officers’ compensation to the long-term performance of Allogene in addition to creating an ownership culture that helps unify the interests of our executives and stockholders.

Our Board and the Compensation Committee regularly review the compensation programs for our named executive officers and undertake a comprehensive annual review to ensure that our compensation policies and programs align with current market practices and the interests of our stockholders. The “Discussion of Named Executive Officer Compensation” section of this Proxy Statement, the compensation tables, and the related narrative disclosure contained in this Proxy Statement describes in detail our executive compensation program and the decisions made by the Compensation Committee with respect to the fiscal year ended December 31, 2024.

In light of our performance in 2024, we believe that the compensation paid to our named executive officers was appropriate. Accordingly, the Board is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of the Company’s named executive officers, the next scheduled say-on-pay vote will be at the 2026 Annual Meeting of Stockholders.

Executive Officers

Executive officers are chosen by and serve at the discretion of the Board of Directors. Set forth below is biographical information for each of our executive officers as of the date of this Proxy Statement, other than Dr. Chang, whose biographical information is set forth above.

Ben Beneski, 48, has served as our Senior Vice President and Chief Technical Officer since March 2025. Mr. Beneski joined Allogene in 2019 as our Executive Director and Plant Manager, where he played a pivotal role in the design, construction, and successful startup of Cell Forge 1, our state-of-the-art cell therapy manufacturing facility. Since then, Mr. Beneski has advanced through a series of increasingly senior roles, including Vice President of Manufacturing and Vice President of Product Development and Manufacturing where he led the development of next-generation platforms, effectively managed internal and external manufacturing networks, and drove key initiatives to support IND submissions and ensure commercial readiness. Prior to joining Allogene, Mr. Beneski held senior manufacturing roles at various biotechnology companies, including Vir Biotechnology and Amgen. He earned B.S. in chemical engineering from Stevens Institute of Technology and an MBA from Northeastern University.

Earl Douglas, 62, has served as the Company’s Senior Vice President, General Counsel and Compliance Officer since August 2023 and as our Corporate Secretary since January 2024. Before joining Allogene, Mr. Douglas served as Executive Vice President, General Counsel of Applied Molecular Transport. Prior to that role, he served in the same capacity for Kiverdi, Inc. He has also served as Vice President, General Counsel at BioMimetic Therapeutics, Spinal Dynamics, and OPX Biotechnologies. He previously served as Counsel with Wilson Sonsini Goodrich & Rosati, and earlier in his career practiced as an Associate with Weil, Gotshal & Manges. He earned his B.S. in chemical engineering from the Massachusetts Institute of Technology (MIT) and his J.D. from Columbia University School of Law.

Geoffrey Parker, 60, has served as our Executive Vice President, Chief Financial Officer since October 2023. Prior to joining us, Mr. Parker served as Chief Operating Officer, Chief Financial Officer and Executive Vice President of Tricida, Inc. Prior to joining Tricida, Mr. Parker served as Chief Financial Officer of Anacor Pharmaceuticals, and served as a Partner and Managing Director at Goldman Sachs, where he led the West Coast Healthcare Investment Banking group. In addition, Mr. Parker currently serves as a member of the board of directors of Perrigo Company plc. He earned a B.A. with a double major in Economics and Engineering Sciences from Dartmouth College and an MBA from the Stanford Graduate School of Business.

Zachary Roberts, M.D., Ph.D., 47, has served as our Chief Medical Officer since April 2023 and as our Executive Vice President, Research and Development since January 2023. Previously, Dr. Roberts served as Chief Medical Officer for Instil Bio, Inc. (“Instil”) from March 2020 to November 2022. Prior to joining Instil, he served in various roles for Kite, during his four-year tenure, with his last position as Vice President, Clinical Development from February 2018 to May 2019. Prior to joining Kite, Dr. Roberts served in various roles in Amgen, with his last position as Clinical Research Medical Director for Amgen Oncology from January 2015 to July 2015. Dr. Roberts completed his training in internal medicine and hematology/oncology at the Massachusetts General Hospital and Dana Farber Cancer Institute. He earned his B.S. in microbiology and immunology from the University of Maryland, College Park and both his Ph.D. in immunology and his M.D. from the University of Maryland, Baltimore.

Executive Compensation

Discussion of Named Executive Officer Compensation

We are a smaller reporting company under the applicable rules and regulations of the Securities and Exchange Commission, and thus are not required to include a Compensation Discussion and Analysis in this Proxy Statement. However, we believe providing additional disclosure regarding our compensation philosophy, policies and principles underlying our executive compensation decisions constitutes good corporate governance and provides our stockholders with valuable information regarding our executive compensation practices. In particular, this Discussion of Named Executive Officer Compensation is designed to provide you with a better understanding of our compensation philosophy and how our Compensation Committee makes decisions regarding compensation for our named executive officers listed below.

Overview

This Discussion of Named Executive Officer Compensation discusses the compensation philosophy, policies and principles underlying our executive compensation decisions for 2024. It provides qualitative information on the factors relevant to these decisions and the manner in which compensation is awarded to our named executive officers (our “Named Executive Officers” or “NEOs”) for the fiscal year ended December 31, 2024, which consist of our principal executive officer and the Company’s two other most highly compensated executive officers during 2024. Our Named Executive Officers for 2024 were:

•David Chang, M.D., Ph.D., our President and Chief Executive Officer;
•Timothy Moore*, our former Executive Vice President, Chief Technical Officer; and
•Zachary Roberts, M.D., Ph.D. our Executive Vice President, Research and Development and Chief Medical Officer.
*Mr. Moore departed his role as of February, 28, 2025.

Corporate Highlights for 2024

The Compensation Committee, in consultation with the Board, is responsible for establishing, implementing, and overseeing our overall compensation strategy and policies, including our executive compensation program, in a manner that supports our business objectives. Our Compensation Committee determined that in 2024 the Company continued to advance its vision of pioneering allogeneic CAR T cell therapy, achieving several significant milestones:

Cemacabtagene Ansegedleucel (cema-cel) Development:

•Initiated the pivotal Phase 2 ALPHA3 trial evaluating cema-cel as a first-line (“1L”) consolidation therapy for patients with large B-cell lymphoma (“LBCL”) identified as minimal residual disease (“MRD”) positive. This innovative study leverages an investigational MRD assay developed by Foresight Diagnostics to identify patients at risk of relapse.
•Published positive long-term follow-up data from the ALPHA and ALPHA2 Phase 1 trials, demonstrating robust response rates comparable to approved autologous CAR T therapies. Notably, the Phase 2 regimen achieved an overall response rate of 67% and complete response rate of 58%, and patients with low disease burden (most similar to the ALPHA3 intended patient population) achieved a 100% complete response rate. Durable remissions extending beyond 3 years were observed and safety was manageable with no new safety signals observed.

ALLO-316 Development for Renal Cell Carcinoma (RCC):

•Completed enrollment in the Phase 1 TRAVERSE trial for ALLO-316, an allogeneic CAR T targeting CD70 in advanced or metastatic RCC. Interim data presented at major oncology conferences demonstrated promising activity of ALLO-316 in patients with high CD70 expression, marking a significant step for off-the-shelf CAR T cells in solid tumors.
•Received Regenerative Medicine Advanced Therapy (“RMAT”) designation from the FDA for ALLO-316, recognizing its potential to address unmet medical needs in heavily pretreated RCC patients.
•Dagger effect supported marked ALLO-316 expansion and persistence without the need for enhanced lymphodepletion regimens that include ALLO-647, Allogene’s proprietary anti-CD52 monoclonal antibody.

Autoimmune Disease Program Initiation:

•Cleared Investigational New Drug (“IND”) application from the FDA for ALLO-329, an innovative dual-targeted CAR T therapy (CD19/CD70) designed specifically for autoimmune diseases. The Phase 1 RESOLUTION trial is a basket-style design and will accept patients with lupus, lupus nephritis, idiopathic inflammatory myopathies and systemic sclerosis and is scheduled to begin enrollment in mid-2025.
•The first-in-human trial will feature a dual cell-dose escalation design in which patients will enroll into parallel cohorts with cyclophosphamide-only lymphodepletion and no lymphodepletion.

Infrastructure:

•Continued to leverage our proprietary state-of-the-art Cell Forge 1 (“CF1”) manufacturing facility in Newark, California, to support clinical trials and future commercial-scale production, ensuring supply chain reliability and scalability.

These achievements demonstrate Allogene’s commitment to leading the evolution of CAR T therapy from an individualized, resource-intensive treatment to a broadly accessible, off-the-shelf option for cancer and autoimmune diseases, aiming to significantly enhance patient outcomes worldwide.

Compensation Highlights for 2024

The Compensation Committee evaluates our compensation program, taking into consideration best practices and emerging trends, stockholder input as well as data and feedback provided by our independent executive compensation consultant, Compensia. In the past year, we have continued to take measures to better align our compensation program with stockholder interests including the following actions:

•Maintained Dr. Chang’s and Mr. Moore’s base salaries at 2023 levels, which was the third consecutive year that Dr. Chang’s base salary was not increased.

•In 2024, Dr. Chang’s 2024 base salary represented approximately 16% of his total compensation. Excluding Dr. Chang, our Named Executive Officer’s base salaries comprised approximately 27% of their total compensation, on an aggregate basis.

•A large majority of our Named Executive Officers’ compensation was represented by long-term incentives, which are inherently performance based. Approximately 77% of Dr. Chang’s total compensation for 2024 was in the form of long-term incentives. For our other Named Executive Officers, on average, approximately 65% of their total compensation for 2024 was represented by long-term incentives.

•For 2024 annual long-term incentives, in January 2024 the Compensation Committee determined that Dr. Chang, along with all the executive officers serving at that time would receive 70% of the target dollar value in stock options, and 30% in restricted stock units (“RSUs”). As a pre-commercial company with therapies in various stages of R&D, the Compensation Committee views options to be highly performance-oriented, since our stock will only appreciate to the extent management is able to successfully advance our pipeline. Further, after carefully considering feedback, the Compensation Committee determined to incorporate PSUs into our program for 2025 based on our autoimmune development program given that it is our second most advanced program, and prior PSU grants focused on our lead program.

Regarding our annual incentive-based cash incentive plan, in response to stockholder feedback and to strengthen our alignment between executive pay and corporate performance, we emphasize that 2024 annual cash incentive payouts were strictly determined by corporate performance, with the final corporate score set at 70% of target due to achievement of approximately 70% of our pre-established rigorous annual goals. No additional discretionary payments or upward adjustments were made for any NEO. This approach is consistent with our “One Allogene” culture, and reflects our belief that our leadership team should be unified in its pursuit of strategic execution and should share equally in the Company’s successes and shortfalls. A detailed description of the 2024 milestones in support of the Company’s business strategy and this conclusion by the Compensation Committee are described below under the heading “Annual Incentive-Based Cash Incentive.”

Dr. Chang’s Actual 2024 Direct Total Compensation	Other NEOs Actual 2024 Direct Total Compensation

The graphs above display the base salary, cash incentive, long-term incentives (stock option grant date fair value and RSU grant date fair value) of our Chief Executive Officer, Dr. Chang (left chart) and other NEOs (Dr. Roberts and Mr. Moore) (right chart). The equity values reflected in the graphs above and the compensation tables below reflect the grant date fair values.

Executive Compensation Governance Practices

Below we summarize certain executive compensation related governance practices that we follow and that we believe serve our stockholders’ long-term interests.

WHAT WE DO
✓	DO maintain an executive compensation program designed to align pay with performance
✓	DO conduct an annual say on pay advisory vote
✓
DO align pay and performance with the significant majority of total compensation linked either to the achievement of Company operational, strategic goals established at the beginning of the performance period or to sustained stock price appreciation

✓	DO maintain a Compensation Committee comprised solely of independent directors
✓	DO have double trigger on executive change in control severance arrangements
✓	DO prohibit speculative trading of company stock (short sales, put or call options, hedging transactions, etc.)
✓	DO prohibit pledging or the use of common stock to secure a margin or other loan
✓	DO retain an independent compensation consultant
✓	DO maintain stock ownership guidelines for executives and directors
✓	DO maintain an executive officer recoupment (“claw back”) policy
✓	DO conduct an annual comprehensive compensation program risk assessment
✓	DO evaluate officer compensation levels against a peer group of similarly situated companies
✓	DO annual comprehensive review of compensation of our senior vice presidents and above, including our NEOs
✓	DO require equity awards granted to our executive officers vest over multi-year periods or based on the achievement of key strategic goals

WHAT WE DO NOT DO
✘	NO incentives that may motivate excessive risk-taking or present a windfall risk
✘	NO pay decisions that circumvent pay-for-performance, such as options backdating or waiving performance requirements for performance stock units
✘	NO repricing or replacing of underwater stock options/SARs without prior shareholder approval (including cash buyouts and voluntary surrender of underwater options)
✘	NO agreements providing for tax gross-ups for any employee or director (except for HSR fee reimbursement from time to time)
✘	NO material perquisites
✘	NO excessive termination or CIC severance payments (2 years or less)
✘	NO executive single-trigger change in control benefits
✘	NO severance payments or benefits for executives who voluntarily terminate their employment
✘	NO guaranteed compensation and all executives are employed “at will”
✘	NO guaranteed annual bonus payouts
✘	NO benefits for our executives not generally available for all employees
✘	NO granting of in-the-money stock options

Stockholder Engagement and Say-on-Pay Feedback

Following our 2023 Say-on-Pay vote, where support was below 70%, we implemented significant changes in our compensation practices, resulting in improved support (~87%) at our 2024 annual meeting. Following our 2024 annual meeting, we engaged more proactively with stockholders to understand their concerns and expectations. That outreach focused on stockholders who did not support our 2023 and/or 2024 “Say-on-Pay” proposals. Based on these discussions we have further enhanced disclosure on executive compensation goals, introduced performance-based equity awards, and provided clearer justification of the Executive Chair’s compensation. We remain committed to continuing this dialogue and aligning our practices with the expectations of our investors.

Further details regarding our stockholder engagement efforts are detailed in the section “Information Regarding the Board of Directors and Corporate Governance—Stockholder Engagement.” Key compensation-related feedback and our responsive actions are summarized below:

Stockholder Feedback	Responsive Actions Taken
Concerns about high compensation relative to peers
–Froze CEO and Executive Chair 2025 base salaries for the third consecutive year.
–Froze other named executive officers 2025 base salaries.
–For 2025, target annual performance-based cash incentive percentages were unchanged from 2024.
–Implemented an annual share cap for director equity grants thereby reduced director equity compensation for the second consecutive year.
–Provided enhanced proxy disclosure detailing the Executive Chair's role and responsibilities that extend beyond typical director/Chair oversight responsibilities.

Desire for increased performance-based equity in executive compensation
–Introduced PSUs into the 2025 executive equity incentive program (mix: 50% options, 30% RSUs, 20% PSUs), with performance metrics tied to progress in our autoimmune program.
–Committed to ongoing evaluation of including performance-based equity.

Requests for greater transparency regarding annual bonus metrics	–Enhanced disclosure provided in this Proxy Statement under "Executive Compensation — 2024 Annual Performance-Based Cash Incentive."
Concerns regarding evergreen equity plan provisions	–Maintained evergreen provision to accommodate potential near-term organizational growth, but committed to periodic reevaluation.

For a complete description of our overall governance and engagement activities, see the "Stockholder Engagement" discussion in the "Information Regarding the Board of Directors and Corporate Governance" section of this Proxy Statement.

The Compensation Committee will monitor and continually evaluate our compensation program going forward in light of our stockholders’ views and our transforming business needs. Our Compensation Committee expects to continue to consider the outcome of our say on pay votes and our stockholders’ views when making future compensation decisions for our NEOs.

Executive Compensation Philosophy and Overview

We are a clinical-stage biotechnology company pioneering the development of allogeneic CAR T cell (AlloCAR T™) products for cancer and autoimmune disease. We operate in a very technical, highly regulated, and extremely competitive industry where our long-term success is highly dependent on the specialized skills, talent, and dedication of our executive officers. Our Compensation Committee believes that a well-designed compensation program should align executive interests with the drivers of growth and stockholder return, while enabling us to attract and retain employees whose talents, expertise, leadership, and contributions are critical to building and sustaining growth in long-term stockholder value. As a result, we calibrate total compensation levels relative to our peers with whom we compete for talent and utilize a strong pay-for-performance compensation philosophy that ties executives’ pay opportunities to the achievement of corporate goals, individual performance and sustained stock price appreciation.

Our executive compensation program is intended to meet five principal objectives:

•enable us to attract, retain and motivate superior talent;
•link rewards to the achievement of critical strategic priorities;
•create incentives for our executive officers to further our long-term strategic plan to create long-term stockholder value;
•provide appropriate levels of risk and reward relative to an executive officer’s position with us; and
•differentiate compensation based on individual performance.

Based on this philosophy, our performance-driven compensation program primarily consists of three components: base salary, annual cash incentive opportunity, and long-term incentive compensation in the form of equity awards. The Compensation Committee has determined that these three components, with the vast majority of target total direct compensation allocated to “at-risk” performance-based incentives through the use of short-term and long-term incentive compensation, best align the interests of our executive officers with those of our stockholders. While it does not have any formal policies for allocating compensation among the three components, the Compensation Committee reviews relevant competitive market data and uses its judgment to determine the appropriate level and mix of compensation on an annual basis to ensure that compensation levels and opportunities are competitive and that we are able to attract and retain capable executive officers to work for our long-term prosperity and stockholder value, without taking unnecessary or excessive risks.

2024 Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by or paid to our Named Executive Officers during the fiscal years ended December 31, 2024, and December 31, 2023.

Name and principal position	Year	Salary ($)	Bonus ($)(1)	Stock awards ($)(2)	Option awards ($)(3)	Non-equity incentive plan compensation ($)(4)	All other compensation ($)(5)	Total ($)
David Chang, M.D., Ph.D.	2024	724,000	—	1,016,960	2,401,683	329,420	10,145	4,482,208
President and Chief Executive Officer	2023	724,000	—	7,996,888	5,070,365	270,595	2,000	14,063,848
Timothy Moore	2024	525,000	—	309,120	730,027	165,375	—	1,729,522
Former Executive Vice President and Chief Technology Officer (6)	2023	360,938	100,000	2,249,987	2,999,886	93,416	—	5,804,227
Zachary J. Roberts M.D., Ph.D.	2024	530,207	—	448,000	1,058,010	167,015	17,525	2,220,757
Chief Medical Officer and Executive Vice President of Research and Development	2023	522,813	75,000	3,533,710	3,850,445	134,727	16,850	8,133,545

(1)    The dollar amounts in this column reflect the sign-on bonuses paid to Dr. Roberts and Mr. Moore in 2023.
(2)    The dollar amounts in this column reflect the aggregate grant date fair value of RSUs and PSUs granted during the indicated year and computed in accordance with FASB ASC 718. The grant date fair values of the 2024 and 2023 RSUs are based on the closing market price of the Company’s common stock on the date of grant. No PSUs were granted in 2024.
(3)    The dollar amounts in this column represent the aggregate grant date fair value of stock option awards granted during the indicated year. These amounts have been computed in accordance with FASB ASC Topic 718, using the Black-Scholes option pricing model. For a discussion of valuation assumptions, see Note 10 “Stock-based Compensation” to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024. These amounts do not reflect the actual economic value that will be realized by the Named Executive Officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.
(4)    The dollar amounts in this column represent annual performance-based incentive earned for the indicated year. For more information, see above under “2024 Annual Performance-Based Cash Incentive.”
(5)    The dollar amounts in this column represent Section 401(k) contributions for Dr. Chang and Dr. Roberts in 2024 and Dr. Roberts in 2023. The dollar amount in this column for Dr. Chang in 2023 represents a health savings account benefit.
(6)    Mr. Moore departed his role as of February 28, 2025.

Narrative to Summary Compensation Table

Process for Setting Executive Compensation

We seek to foster a performance-oriented culture, where individual performance is aligned with organizational objectives. To achieve this, we evaluate and reward our executive officers based on their contributions to the achievement of annual goals and objectives set early in the year. Performance is reviewed at least annually through processes discussed further below, with a focus on our research, clinical, regulatory, financial and operational performance, and in view of economic and financial conditions affecting the performance period. We also evaluate and adjust executive compensation in response to our say on pay results from our annual stockholder meetings.

Role of the Compensation Committee

The Compensation Committee reviews and approves our executive compensation philosophy, objectives and methods, evaluates our performance and the performance of our executive officers, and either approves executive compensation or makes recommendations for ratification by our Board members. Please see “Information Regarding Committees of the Board of Directors—Compensation Committee—Compensation Committee Processes and Procedures” for additional information.

Awards of performance-based compensation for the previous year are typically made at the last-scheduled Compensation Committee meeting of the year or first-scheduled meeting of the following year. Adjustments to the base salaries of our Named Executive Officers, if any, are also typically made at the last-scheduled Compensation Committee meeting of the year or first-scheduled meeting of the following year. The Compensation Committee typically reviews annual equity awards in the first quarter of the year.

Role of Management

In making compensation decisions, the Compensation Committee considers the recommendations of our Chief Executive Officer, with input from our Executive Chair, Chief People Officer and General Counsel. Our Chief Executive Officer, Dr. Chang, makes recommendations to the Compensation Committee with respect to our executive officers, but is not present and does not participate in the deliberations or determination of his own compensation. The Compensation Committee may review and approve the corporate objectives and goals pursuant to the powers delegated under its charter. Dr. Chang annually leads the development of our corporate objectives and goals, which are typically reviewed and approved by the Compensation Committee and then our Board. Dr. Chang provided our business and operations perspective for the Compensation Committee’s final review of progress made on the goals set for 2024. Other than as described above, no other executive officers participate in the determination or recommendation of the amount or form of executive officer compensation.

Role of Independent Compensation Consultant

The Compensation Committee is authorized to engage a compensation consultant or other advisors to review our executive officers’ compensation, including preparing an analysis against the compensation of executive officers at comparable companies, to ensure that our compensation is market competitive, with the goal of retaining and adequately motivating our senior management. During 2024, the Compensation Committee engaged Compensia to make recommendations for updating our compensation peer group, and to review and make recommendations regarding our equity plan and executive and director compensation for 2024. Compensia was invited to attend Compensation Committee meetings where they presented and discussed their analysis and findings. For 2024, with the assistance of Compensia, the Compensation Committee updated our compensation peer group, described below in the section entitled “Peer Companies and Market Compensation Data.”

On an annual basis since 2018 and most recently in March 2025, the Compensation Committee analyzed whether the work of Compensia as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the Company by Compensia; (ii) the amount of fees from the Company paid to Compensia as a percentage of the firm’s total revenue; (iii) Compensia’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Compensia or the individual compensation advisors employed by the firm with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by the individual compensation advisors employed by Compensia. The Compensation Committee determined, based on its analysis of the above factors, that the work of Compensia and the individual compensation advisors employed by Compensia has not raised any conflict of interest and the Compensation Committee is satisfied with the independence of Compensia.

Peer Group and Market Compensation Data

Each year the Compensation Committee, with the assistance of Compensia, reviews, updates and approves a group of publicly-traded peer companies against which the Company benchmark’s its executive compensation program. The Compensation Committee reviews the information provided by Compensia and management to select our peer group from a pool of comparable companies. For the compensation peer group approved for 2024, the Compensation Committee considered the following criteria when selecting peer companies:

•Primary Criteria

•Industry: Biotechnology or pharmaceutical companies
•Market Capitalization: Targeted 30-day average market capitalization of approximately .25x to 4x of Allogene’s 30-day average market capitalization (approximately $830 million at time of peer group approval)
•Stage of Lead Drug: Companies must be in clinical development or early-stage commercial (approved and/or marketed product with less than $500 million in aggregate product revenues over the last four quarters)
•Additional Refinement Criteria
•Indication: Preference for the company’s development portfolio include cell therapy, gene therapy, and/or oncology focus
Based on these criteria, in September 2023 the Compensation Committee selected the companies to be included in the peer group referenced for 2024 executive compensation decisions. The peer group was comprised of the following companies:

Agios Pharmaceuticals, Inc.	Fate Therapeutics, Inc.	Mirati Therapeutics, Inc.*
AlloVir, Inc.	Foghorn Therapeutics Inc.	Nurix Therapeutics, Inc.
Beam Therapeutics Inc.	IGM Biosciences, Inc.	Sana Biotechnology, Inc.
Cabaletta Bio, Inc.	ImmunityBio, Inc.	SpringWorks Therapeutics, Inc.
Caribou Biosciences, Inc.	Iovance Biotherapeutics, Inc.	Ultragenyx Pharmaceutical Inc.
Celldex Therapeutics, Inc.	Lyell Immunopharma, Inc.	Xencor, Inc.
Editas Medicine, Inc.
*Note: Mirati Therapeutics, Inc. was acquired by Bristol Myers Squibb in 2023 after the selection of our peer group.

In updating the compensation peer group for 2024, the Compensation Committee removed Global Blood Therapeutics, Sorrento Therapeutics, and Turning Point Therapeutics due to acquisition and CRISPR Therapeutics, Intellia Therapeutics and Nektar Therapeutics as they no longer fit within the peer selection criteria with respect to market capitalization. The Compensation Committee added AlloVir, Cabaletta Bio, Caribou Biosciences, Foghorn Therapeutics, and Nurix Therapeutics, due to their overall fit relative to the peer selection criteria. At the time our 2024 compensation peer group was approved, our market capitalization was at the 46th percentile of the peer group.

The Compensation Committee intends to continue reviewing and revising the peer group annually to ensure that it continues to reflect publicly traded companies comparable to Allogene.

Executive Compensation Program and Compensation Decisions for the Named Executive Officers

Our executive compensation program in 2024 primarily consisted of base salary, annual performance-based cash incentive plan, and long-term incentive program, each of which plays an important role in our pay for performance philosophy and in achieving our compensation program objectives. For each element of compensation, we target an overall executive compensation program that is competitive with market data.

2024 Annual Base Salaries

The base salary is designed to provide a fixed and predictable level of compensation for our executive officers and to compensate executive officers competitively at levels necessary to attract and retain qualified executives in the life sciences industry. The Compensation Committee believes base salaries should be competitive with the base salaries provided by companies in our peer group. In January 2024, the Compensation Committee performed its annual analysis of base salaries for our executive management team, including our Named Executive Officers, using the peer group market data provided by Compensia. Based on this analysis, the Compensation Committee recommended no changes to

Dr. Chang’s and Mr. Moore’s 2024 annual base salaries, and based on that recommendation, the Board did not approve any changes. The Compensation Committee approved an approximately 1% market adjustment for Dr. Roberts’ 2024 annual base salary.

The 2024 annual base salaries for our Named Executive Officers (including a comparison with the 2023 base salaries) were as follows:

	Base Salary		Base Salary Change
Name and Position	2023	2024
David Chang, M.D., Ph.D. President and Chief Executive Officer	$724,000	$724,000	0%
Timothy Moore Former Executive Vice President, Chief Technical Officer	$525,000	$525,000	0%
Zachary Roberts, M.D., Ph.D. Executive Vice President, Research and Development and Chief Medical Officer	$525,000	$530,207	1%

In setting the 2024 base salaries for our Named Executive Officers, the Compensation Committed determined that only one NEO would receive an incremental market adjustment of approximately one percent increase over 2023. Additionally, in January 2025, partially in response to investor feedback, the Compensation Committee (and the Board, with respect to Dr. Chang) reviewed the annual base salary amounts of Dr. Chang and Dr. Roberts and determined that (i) the 2025 base salary amounts for Dr. Chang and Dr. Roberts would remain unchanged (which was the third consecutive year that Dr. Chang’s annual base salary was not increased). In February 2025, Mr. Moore departed from his position with the company.

2024 Annual Performance-Based Cash Incentive

Our Named Executive Officers are eligible to receive annual performance-based cash incentives, which are designed to provide appropriate incentives to our executive officers to achieve pre-established annual corporate goals and to reward them for individual performance towards these goals. The annual performance-based cash incentive each Named Executive Officer is eligible to receive is generally based on the extent to which we achieve the corporate goals that our Board establishes at the start of each year. At the end of the year, our Board and the Compensation Committee review our performance and approve the extent to which we achieved each of these annual corporate goals. Although our Board and the Compensation Committee, as applicable, will assess each Named Executive Officer’s individual contributions towards reaching our annual corporate goals, annual performance-based cash incentive awards for all Named Executive Officers are typically based only on the level of achievement of the annual corporate goals, and the Board and the Compensation Committee do not typically establish specific individual goals for our Named Executive Officers. Any adjustments to such awards based on individual performance are discretionary, and such discretion was not exercised in 2024. This approach is consistent with our “One Allogene” culture, and reflects our belief that our leadership team should be unified in its pursuit of strategic execution and should share equally in the Company’s successes and shortfalls.

For 2024, the target annual performance-based cash incentive percentages were unchanged from 2023 and were as follows:

Position	2024 Target Incentive % of Base Salary
Chief Executive Officer	65%
Other Named Executive Officers	45%

Our Board and the Compensation Committee may award above-target cash incentives for extraordinary performance as measured against pre-established stretch goals.

For 2024, our goals were centered around five overall strategic objectives, each containing specific tactical and operational core goals aligned to our annual plans and corresponding stretch goals that were designed to focus on more ambitious stretch targets. In January 2025, the Compensation Committee and our Board thoroughly reviewed the Company’s performance in achieving these goals and determined that our goals were achieved at 70%. Consequently, the Compensation Committee approved awarding Dr. Roberts and Mr. Moore 70% of their respective target annual cash incentive opportunities for 2024, and recommended, with Board approval, awarding Dr. Chang 70% of his target annual cash incentive opportunity for 2024.

Reflecting our commitment to increased transparency and responsiveness to stockholder requests (as discussed in greater detail in the “Stockholder Engagement” section of this proxy), we are disclosing below a detailed breakdown of our 2024 annual corporate goals and the level of achievement for each goal. Certain specific clinical enrollment targets remain confidential due to competitive and clinical trial integrity considerations. Additionally, the specific dollar targets for our primary and stretch financial goals are omitted because they take into account confidential budgetary, operational and strategic considerations, without which context the dollar targets are not meaningful. We have disclosed comprehensive performance details for all other metrics to provide a clearer view into the rigor and alignment of our pay practices with strategic milestones. The program is designed to pay 100% at target if the core goals are achieved, and provides a maximum opportunity of up to 165% if all core and stretch goals are met. The Compensation Committee rigorously reviews actual progress against these internal targets to ensure alignment with company strategy and stockholder interests. We believe this enhanced transparency demonstrates our commitment to clear accountability and the alignment our program creates between executive and stockholder interests.

Goal Category	Core Goals	Core Goal Weighting	Stretch Goals	Stretch Goal Weighting
Execute on Cema-Cel 1L Consolidation Study	Initiate ALPHA 3 trial ✓	20%	3x Enrollment target	20%
	x Enroll target	20%
	2x Enrollment target	20%
Execute on Cema-Cel CLL Study	Complete Phase 1 enrollment	10%	Transition to Phase 2	10%
Deliver on Product Manufacturing	Establish CF1 comparability ✓	2.5%	Conduct ALLO-329 GMP run in 3Q	5%
	Incorporate AutoFill for cema-cel ✓	2.5%
	Conduct ALLO-329 GMP run ✓	5%
Advance Pipeline	Go/No-Go for ALLO-316 RCC Study ✓	5%
Manage Company Operations	Improve our financial strength by target amount ✓	10%	Improve our financial strength by stretch target amount ✓	10%
	Maintain staff engagement* ✓	5%	Partner an asset(s)	10%
			Resolve Servier collaboration issues ✓	10%
✓ - Designates the goals that the Board determined were achieved.

The 2024 annual cash incentive payments are summarized in the table below.

Name	2024 Annual Cash Incentive ($)
David Chang, M.D., Ph.D.	329,420
Timothy Moore	165,375
Zachary Roberts, M.D., Ph.D.	167,015

Long-Term Incentive Compensation

We provide long-term incentive compensation to our executive officers through the grant of equity awards. Our 2018 Equity Incentive Plan, as amended (the “EIP”), authorizes us to grant stock options, RSUs, PSUs and other equity-based awards. Our equity award program is the primary long-term incentive (“LTI”) vehicle for our NEOs, and is designed to align executive compensation with the creation of long-term stockholder value, incentivize the achievement of key strategic milestones, and promote executive retention. Equity awards comprise the largest “at-risk” component of our NEOs’ compensation packages and are a key driver of our pay-for-performance philosophy. We believe that the use of stock options and RSUs directly links executive rewards to our stock price performance and the sustained success of our business, while multi-year vesting promotes continuity in leadership. In years where included, PSUs provide an additional layer of alignment by rewarding executives only upon the achievement of significant company milestones.

The Compensation Committee annually evaluates our equity program design, including the mix of award types, vesting schedules, performance criteria, and market competitiveness, with the assistance of its independent compensation consultant, Compensia. We have historically granted stock options and RSUs (and, in some years, PSUs) to our executives upon hire and on an annual basis thereafter, occasionally supplementing with additional equity awards when needed to further promote retention and focus on critical objectives. This approach ensures that a substantial portion of each NEO’s compensation is tied to Allogene’s future performance and stock price, aligning leadership incentives with stockholder interests over the long term.

2024 Annual Equity Awards

In January 2024, the Compensation Committee approved the 2024 annual equity awards for our NEOs, each of whom had also served as an NEO in 2023. These awards were granted at a target grant date dollar value.

In structuring the 2024 awards, the Compensation Committee was particularly focused on retention and continued alignment of the interests of our executive officers with the interests of our stockholders. The equity decisions followed our January 2024 reduction in force and took into account broader market conditions and the need to maintain continuity in leadership as we progressed our later-stage clinical pipeline and sought to advance earlier-stage programs. At the same time, the Compensation Committee believed it was important to continue to closely align executives’ pay opportunities with performance and stockholder interests.

The 2024 equity award mix for our NEOs was 70% stock options and 30% RSUs, based on grant date fair value, and the stock options were granted with an exercise price equal to the closing price of our common stock on the grant date. In determining this mix, the Compensation Committee chose not to include PSUs in the 2024 annual equity awards. This decision was informed by the retention and incentivization considerations noted above. In assessing the retentive strength of this mix, the Compensation Committee considered market data and Compensia’s broader industry observations indicating that PSUs were not commonly used by development-stage biotechnology companies, such as us. Additionally, the Compensation Committee considered that, in granting PSUs, they wanted to avoid duplicating previous PSU goals. They also noted that the PSUs granted in 2023 already included metrics focused on our lead cema-cel development program, and felt it might be premature to set long-term goals tied to our earlier-stage programs. Accordingly, the Compensation Committee concluded that a performance-conditioned equity component would not best meet its objectives for 2024. Instead, the Committee placed greater weight on stock options, which provide a strong link to long-term stockholder value creation, while continuing to grant RSUs to support retention and stability.

In addition, to address near-term retention concerns following the reduction in force, the Compensation Committee adopted a three-year vesting schedule for the 2024 awards—shorter than the Company’s typical four-year schedule. This vesting schedule was intended to reinforce retention of critical talent during a period of organizational transition, while maintaining long-term incentives through multi-year vesting. As a result, for the stock options one-third of the shares vest on the first anniversary of the grant date, and the remainder vest in 24 equal monthly installments thereafter, and the RSUs granted in 2024 vest in three equal annual installments beginning on the last day of the month of the grant date anniversary, in each case subject to continued service.

The following table summarizes the CEO January 2024 equity grants:

Type	Number of Shares (#)	Vesting
Stock options	1,123,535	1/3rd on the first anniversary of the vesting commencement date and 1/24th of the remaining shares each month thereafter
Restricted Stock Units	317,800	1/3rd annually over three years
Equity Awards Aggregate Grant Date Fair Value	$ 3,418,643

The following table summarizes Dr. Roberts’ and Mr. Moore’s 2024 equity grants:

Type	Number of Shares (#)		Vesting
	Timothy Moore	Zachary Roberts
Stock options	341,515	494,949	1/3rd on the first anniversary of the vesting commencement date and 1/24th of the remaining shares each month thereafter
Restricted Stock Units	96,600	140,000	1/3rd annually over three years
Equity Awards Aggregate Grant Date Fair Value	$1,039,147	$1,506,010

The Compensation Committee believes this 2024 award structure appropriately balanced performance alignment (via options) and retention stability (via RSUs and three-year vesting) during a pivotal operating period for the Company, and that the decision to exclude PSUs was consistent with peer norms for companies at our stage of development.

2025 Annual Equity Awards

While the Compensation Committee determined not to include PSUs in our 2024 equity mix for the reasons discussed above, it appreciated the perspectives investors shared on performance-based equity during our 2024 stockholder outreach efforts, which broadly aligned with its pay-for-performance philosophy. Accordingly, in January 2025, our Compensation Committee reintroduced PSUs into the annual equity award mix. These PSUs represent 20% of the 2025 annual equity grant value for executive officers, alongside stock options (50%) and restricted stock units (30%). PSU vesting is contingent on achieving specified milestones in our ALLO-329 autoimmune program, ensuring executives are directly rewarded for delivering tangible strategic achievements that are expected to create meaningful stockholder value. Each PSU milestone vests one-third of the total award, with up to 150% of target shares vesting if those milestones are achieved without chemotherapy-based lymphodepletion. These awards, along with the return to our standard four-year vesting schedule for options and RSUs, will be more fully described in our proxy statement for the 2026 annual meeting of stockholders.

Health and Welfare Benefits

Our Named Executive Officers, during their employment with us, are eligible to participate in our employee benefit plans, including our medical, dental, group term life, disability and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. In addition, we provide a Section 401(k) plan to our employees, including our Named Executive Officers, as discussed in the section below entitled “—Section 401(k) Plan.”

Section 401(k) Plan

We maintain a defined contribution employee retirement savings plan (the “401(k) Plan”), for our employees. Our executive officers are eligible to participate in the 401(k) Plan on the same basis as our other employees. The 401(k) Plan is intended to qualify as a tax-qualified plan under Section 401(a) of the Internal Revenue Code (the “Code”). The 401(k) Plan provides that each participant may contribute up to the lesser of 100% of compensation or the statutory limit, which was $23,000 for calendar year 2024. Participants who are 50 years or older can also make “catch-up” contributions, which in calendar year 2024 may have been up to an additional $7,500 above the statutory limit. Beginning in 2025, participants who are ages 60 to 63 by December 31 will be eligible for a “super catch-up” limit of up to $11,250 above the statutory limit. We currently make matching contributions into the 401(k) Plan on behalf of participants. We match 100% of eligible contributions up to the first 3% of eligible compensation, with an additional match of 50% on the next 3% (maximum of 4.5%). Participant contributions are held and invested, pursuant to the participant’s instructions, by the plan’s trustee.

Perquisites and Other Personal Benefits

We generally do not provide perquisites or personal benefits to our Named Executive Officers. We do, however, pay a portion of the premiums for medical, dental, group term life, disability and accidental death and dismemberment insurance for all of our full-time employees. Our Board may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interests.

Agreements with our Named Executive Officers

We have entered into employment letter agreements with each of our Named Executive Officers. These letter agreements provide for at-will employment and set forth the Named Executive Officer’s initial base salary, eligibility for employee benefits and recommended equity grant. In addition, each of our Named Executive Officers has executed a form of our standard confidential information and invention assignment agreement. The key terms of the letter agreements with our Named Executive Officers are described below. Any potential payments and benefits due upon a qualifying termination of employment or a change in control of the Company are further described below under “—Potential Payments and Benefits upon Termination or Change in Control.”

David Chang, M.D., Ph.D. We entered into a letter agreement with Dr. Chang, our President and Chief Executive Officer, in June 2018 that governs the current terms of his employment with us. Prior to the current freeze on Dr. Chang’s annual base salary, as described above, we have previously increased Dr. Chang’s annual base salary and annual target performance cash incentive over the levels originally set in 2018, and his current base salary is now $724,000 with an annual target performance cash incentive of 65% of his base salary.

Zachary Roberts, M.D., Ph.D. We entered into a letter agreement with Dr. Roberts, our Executive Vice President, Research and Development and Chief Medical Officer, in January 2023 that governs the current terms of his employment with us. Pursuant to the agreement, Dr. Roberts was entitled to an annual base salary of $525,000 and is eligible to receive an annual target performance cash incentive of 45% of his base salary. In 2024, we increased Dr. Robert’s annual base salary to $530,207, which remains his current salary. Dr. Roberts was paid a $75,000 sign-on advance that was considered earned when Dr. Roberts successfully completed one year of continuous employment with the Company. Dr. Roberts was granted an initial stock option to purchase 873,015 shares of our common stock. Dr. Roberts was also granted an initial RSU for 251,908 shares of our common stock, which settle on an annual basis over four years. In addition, Dr. Roberts was awarded new hire PSUs for a total of 190,836 shares, which will settle within a five-year period, if at all, based on the achievement of certain stated performance metrics.

Timothy Moore. We entered into a letter agreement with Mr. Moore, our former Executive Vice President, Chief Technical Officer, in April 2023 that governed the terms of his employment with us. Pursuant to the agreement, Mr. Moore was entitled to an annual base salary of $525,000 and was eligible to receive an annual target performance cash incentive of 45% of his base salary. Mr. Moore was paid a $100,000 sign-on advance that was considered earned when Mr. Moore successfully completed one year of continuous employment with the Company. Mr. Moore was granted an initial stock option to purchase 831,024 shares of our common stock. Mr. Moore was also granted an initial RSU for 186,219 shares of our common stock, which settle on an annual basis over four years. In addition, Mr. Moore was awarded new hire PSUs for a total of 232,773 shares, which will settle within a five-year period, if at all, based on the achievement of certain stated performance metrics. In February 2025, Mr. Moore's employment with the Company ended and we entered into a Consulting Agreement (the “Moore Consulting Agreement”) with Mr. Moore for a term of 12 months. Under the Moore Consulting Agreement, Mr. Moore will provide consulting services relating to our business operations, and as consideration for such services, Mr. Moore’s outstanding equity grants shall continue to vest during the term of the Moore Consulting Agreement.

Each of the options granted to our Named Executive Officers pursuant to their letter agreements are subject to a four-year vesting schedule, with 25% vesting one year after the vesting commencement date and the balance vesting monthly over the remaining 36 months, subject to each individual’s continued service through each vesting date.

For additional information regarding our long-term compensation and equity grants, please see “Executive Compensation―Executive Compensation Program and Compensation Decisions for the Named Executive Officers―Long-Term Incentive Compensation”.

Potential Payments and Benefits Upon Termination or Change in Control

Our executive officers, including our Named Executive Officers are (or were in the case of Mr. Moore) entitled to certain severance and change of control payments and benefits pursuant to our change in control and severance benefit plan (the “Change in Control Plan”). Given the industry in which we participate and the range of strategic initiatives that we may explore, we believe these arrangements are an essential element of our executive compensation program and assist us in recruiting and retaining talented individuals. In addition, since we believe it may be difficult for our executive officers to find comparable employment following an involuntary termination of employment in connection with or following a change of control of the Company, these payments and benefits are intended to ease the consequences to an executive officer of an unexpected termination of employment. By establishing these payments and benefits, we believe we can mitigate the distraction and loss of executive officers that may occur in connection with rumored or actual fundamental corporate changes and thereby protect stockholder interests while a transaction is under consideration or pending.

The Change in Control Plan provides for, in the event of an involuntary termination of employment without “cause” or a resignation with “good reason,” and subject to our receipt of an effective waiver and release of claims from the executive, a combination of (1) cash severance for the severance period and (2) the payment or reimbursement of premiums for continuation of coverage under group health plans for the severance period. The severance period is 24 months in the case of our Chief Executive Officer, and 12 months in the case of our other executive officers.

In the event that the involuntary termination of employment occurs within the period commencing three months before and ending 12 months after a change in control of the Company, then the participants in the Change in Control Plan are entitled to the same benefits described above, but the severance period is 18 months for our executive officers other than our Chief Executive Officer. In addition, our Chief Executive Officer would be entitled to 200% of his annual target cash incentive and our other executive officers would be entitled to 150% of their annual target cash incentive, and each of our executive officers would be entitled to accelerated vesting of outstanding equity compensation awards.

Under the Change in Control Plan, the term “cause” generally means (i) the employee’s commission of any crime involving fraud, dishonesty or moral turpitude; (ii) the employee’s attempted commission of or participation in a fraud or act of dishonesty against us that results in (or might have reasonably resulted in) material harm to our business; (iii) the employee’s intentional, material violation of any contract or agreement between us and the employee or any statutory duty that the employee owes to us; or (iv) the employee’s conduct that constitutes gross insubordination, incompetence or habitual neglect of duties and that results in (or might have reasonably resulted in) material harm to our business. Under the Change in Control Plan, the term “change in control” generally means (1) the acquisition by any person or company of more than 50% of the combined voting power of our then outstanding stock, (2) a merger, consolidation or similar transaction in which our stockholders immediately before the transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity) in substantially the same proportions as their ownership immediately prior to such transaction, (3) a sale, lease, exclusive license or other disposition of all or substantially all of our assets other than to an entity, more than 50% of the combined voting power of which is owned by our stockholders in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such transaction, or (4) a complete dissolution or liquidation of the company.

Under the Change in Control Plan, the term “good reason” generally means (i) a material reduction of such employee’s annual base salary, which is a reduction of at least 10% of such employee’s base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (ii) a material reduction in such employee’s authority, duties or responsibilities; (iii) a relocation of such employee’s principal place of employment with the Company (or successor to the Company, if applicable) to a place that increases such employee’s one-way commute by more than 50 miles as compared to such employee’s then-current principal place of employment immediately prior to such relocation (excluding regular travel in the ordinary course of business).

Stock Ownership Guidelines

We maintain stock ownership and retention guidelines for our directors and executive officers to ensure that each of them has a long-term equity stake in Allogene, in order to both closely align the interests of directors and executive officers to those of our stockholders and to further our commitment to corporate governance.

Under the stock ownership guidelines, executive officers and directors must maintain stock ownership at a value equal to a multiple of their annual retainer or base salary, as applicable, as follows:

Position	Stock Retention Amount
Chief Executive Officer	6 times executive’s base salary
Non-Employee Directors	5 times director’s annual retainer
Other Executive Officers	1 times executive’s base salary

Under these guidelines, the compliance deadline for all of our executive officers and directors is the later of December 2023 and five years from an individual’s commencement of employment or appointment to our Board. Stock ownership that counts towards the requirement only includes shares of Common Stock and up to 50% of vested in-the-money stock options. Unvested stock options, unvested RSUs and PSUs are not included in determining compliance with these guidelines. The Compensation Committee annually monitors compliance with this policy. All Named Executive Officers and directors are currently in compliance with our stock ownership guidelines, as applicable.

Insider Trading Policy; Prohibition on Hedging, Pledging, and Speculative Trading

We have adopted an Insider Trading Policy governing the purchase, sale, and/or other dispositions of the Company’s securities by directors, officers, employees and consultants that is designed to promote compliance with insider trading laws, rules and regulations, as well as procedures designed to further the foregoing purposes. A copy of our Insider Trading Policy is filed as an exhibit to our Annual Report on Form 10-K for our fiscal year ended December 31, 2024. In addition, it is the Company’s intent to comply with applicable laws and regulations relating to insider trading.

The Company considers it inappropriate for persons employed by or associated with the Company to engage in certain transactions related to the securities of the Company (“Subject Securities”) that could result in their interests no longer being aligned with the same interests and objectives as other stockholders of the Company. Therefore, as part of our insider trading policy, Allogene prohibits our directors, officers, employees and consultants from engaging in “hedging” or other inherently speculative transactions with respect to our common stock or borrowing against our common stock. Specifically, no officer, director, employee or consultant may engage in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our common stock at any time. Certain hedging and monetization transactions involve the establishment of a short position in the Subject Securities and limit or eliminate a person’s ability to profit from an increase in the value of the Subject Securities. Accordingly, these transactions can cause a person’s interests to be misaligned with other stockholders of the Company. The Company therefore prohibits its directors, executive officers, employees and consultants from engaging in such transactions.

In addition, no executive officer, director, employee or consultant may margin, or make any offer to margin, or otherwise pledge as security, any of our common stock, including without limitation, borrowing against such stock, at any time. Stock held in a margin account or pledged as collateral for a loan may be sold without a person’s consent if he or she fails to meet a margin call or defaults on a loan, which may occur at a time when the covered person is aware of material nonpublic information or is otherwise not permitted to trade in Company securities. Therefore, our directors, executive officers, employees and consultants are prohibited from engaging in these activities.

Clawback Policy

In November 2023, our Board adopted an incentive compensation recoupment policy (the “Clawback Policy”) in accordance with Rule 10D-1 of the Exchange Act and Nasdaq Rule 5608 that requires the Company to recover excess incentive compensation that was paid to an executive officer based in whole or in part on financial results that were subject to a restatement of the Company’s financial statements. The Clawback Policy specifies that following an accounting restatement, the Company must reasonably promptly recoup any compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure (the “Incentive Compensation”) and which exceeds the amount that would have been received had such Incentive Compensation been determined based on the accounting restatement, unless the Compensation Committee determines that such recoupment would be impracticable. The Clawback Policy applies to all Incentive Compensation received during a three-year period preceding a restatement by a person (a) after beginning services as an executive officer, (b) who served as an executive officer at any time during the performance period for the applicable Incentive Compensation and (c) while the Company has securities listed on Nasdaq or another national securities exchange or association.

In February 2024, we restated previously issued financial statements for the years ended December 31, 2020, 2021 and 2022 and interim quarters during 2022 and 2023 due to non-cash accounting adjustments associated with the formation of the Allogene Overland Biopharm joint venture in December 2020. None of the compensation paid to executive officers on or after October 2, 2023 (the effective date of our Clawback Policy) was based on the attainment of a financial reporting measure, and therefore there was no incentive compensation that was paid to an executive officer which we would have been required to recoup under our Clawback Policy.

2024 Outstanding Equity Awards at Fiscal Year-End Table

The following table presents information concerning equity awards held by our Named Executive Officers as of December 31, 2024.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (6)	Number of Securities Underlying Unexercised Options (#) Unexercisable(7)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that have not Vested (RSUs) (#) (1)	Market Value of Shares of Stock that have not Vested (RSUs) ($) (8)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock that have not Vested (PSUs) (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock that have not Vested (PSUs) ($) (8)
David Chang, M.D., Ph.D.	3/13/2019	292,700	—	26.89	3/13/2029	—		—	—
	3/18/2020	541,190	—	18.22	3/18/2030	—	—	—	—
	3/26/2021	298,836	—	33.78	3/26/2031	20,113	42,841	—	—
	3/23/2022	2,195,512	—	9.69	3/23/2032	—	—	—	—
	3/22/2023	1,492,200	—	5.04	3/22/2033	333,081	709,463	1,480,357 (2)	3,153,160
	1/25/2024	—	1,123,535	3.20	1/25/2034	317,800	676,914	—	—

Timothy Moore	4/24/2023	831,024	—	5.37	4/24/2033	139,665	297,486	93,110 (3)	198,325
	1/25/2024	—	341,515	3.20	1/25/2034	96,600	205,758	—	—

Zachary J. Roberts M.D., Ph.D.	1/20/2023	873,015	—	6.55	1/20/2033	188,931	402,423	76,336 (4)	162,597
	3/22/2023	—	—	—	—	—	—	148,035 (5)	315,315
	1/25/2024	—	494,949	3.20	1/25/2034	140,000	298,200	—	—

(1)    With exception of the RSU awards granted on January 25, 2024, RSU awards vest in four equal annual installments from the grant date. The RSU awards granted on January 25, 2024 vest in three equal annual installments from the grant date.
(2)    740,178 of PSU awards will vest, if at all, upon our stock price achieving a 30-day weighted average trading price of $18.00 per share prior to March 22, 2026, and 740,179 of PSU awards will vest, if at all, upon the first FDA approval of a Company product prior to March 22, 2028.
(3)    186,219 of PSU awards will vest, if at all, in two equal installments, with (a) the first installment to vest upon the filing of a biologics license application with the FDA for ALLO-501A, provided that 125% of such installment shall vest if such filing is completed by the end of 2025, 100% of such installment shall vest if such filing is completed in 2026 and 50% of such installment shall vest if such filing is completed after 2026, and (b) the second installment to vest upon FDA approval of ALLO-501A, provided that 125% of such installment shall vest if such approval is achieved by the end of 2025, 100% of such installment shall vest if such approval is achieved in 2026 and 50% of such installment shall vest if such approval is achieved after 2026. Any unvested portion of PSUs shall expire unvested after five years. Number of PSU awards in the table above is 93,110 and estimated based on the assumption that 50% of both installments will vest.
(4)    152,671 of PSU awards will vest, if at all, in two equal installments, with (a) the first installment to vest upon the filing of a biologics license application with the FDA for ALLO-501A, provided that 125% of such installment shall vest if such filing is completed by the end of 2025, 100% of such installment shall vest if such filing is completed in 2026 and 50% of such installment shall vest if such filing is completed after 2026, and (b) the second installment to vest upon FDA approval of ALLO-501A, provided that 125% of such installment shall vest if such approval is achieved by the end of 2025, 100% of such installment shall vest if such approval is achieved in 2026 and 50% of such installment shall vest if such approval is achieved after 2026. Any unvested portion of PSUs shall expire unvested after five years. Number of PSU awards in the table above is 76,336 and estimated based on the assumption that 50% of both installments will vest.
(5)    48,852 of PSU awards granted in 2023 will vest, if at all, upon our stock price achieving a 30-day weighted average trading price of $18.00 per share prior to March 22, 2026, and 99,183 of PSU awards will vest, if at all, upon the first FDA approval of a company product prior to March 22, 2028.
(6)    Our stock options vest as to 1/4th of the shares subject to the option upon the first anniversary of the grant date and 1/36th of the remaining shares each month thereafter until such award is fully vested on the four year anniversary of the grant date.
(7)    Stock option granted on January 25, 2024 vest as to 1/3rd of the shares subject to the option upon the first anniversary of the grant date and 1/24th of the remaining shares each month thereafter until such award is fully vested on the third year anniversary of the grant date.
(8)    Based on the closing market price of our common stock on December 31, 2024 of $2.13 per share.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth the aggregate information of our equity compensation plans in effect as of December 31, 2024.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)($)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
Amended and Restated 2018 Equity Incentive Plan (Prior Plan)(1)	814,843	6.96	—
Amended and Restated 2018 Equity Incentive Plan(2)	36,713,834	8.18	8,838,676
2018 Employee Stock Purchase Plan(3)	—	—	7,627,863
Equity compensation plans not approved by security holders	—	—	—
Total	37,528,677	$8.14	16,466,539

(1)    As of December 31, 2024, under our Amended and Restated 2018 Equity Incentive Plan (the “Prior Plan”), the number of outstanding awards under column (a) includes 814,843 shares which are issuable upon the exercise of outstanding options (including options that are immediately exercisable) at a weighted-average exercise price of $6.96.
(2)    The EIP became effective on September 26, 2018, which replaced the Prior Plan. Initially, the aggregate number of shares of our common stock that may be issued under the EIP was 20,432,250 shares. On January 1 of each year, commencing on January 1, 2019 and ending on January 1, 2028, the number of shares authorized for issuance under the 2018 Plan is automatically increased by a number equal to: (a) 5% of the total number of shares of capital stock outstanding on December 31 of the preceding calendar year; or (b) such lesser number of shares of common stock as is determined by our Board or the Compensation Committee for the applicable year. All shares of our common stock reserved and available under the EIP shall constitute the maximum aggregate number of shares of common stock that may be issued through incentive stock options. As of December 31, 2024, the number of outstanding awards under column (a) includes: (1) 23,370,041 shares issuable upon the exercise of outstanding options at a weighted-average exercise price of approximately $8.18 and (2) 13,343,793 shares issuable upon the vesting of outstanding restricted stock units, including 4,248,047 shares issuable upon vesting of PSUs. The weighted-average exercise price shown in column (b) is for the outstanding options only. As of January 1, 2025, the number of shares issuable under the EIP increased to 73,139,173 shares, of which 19,449,205 shares remained available for issuance under the EIP.
(3)    Our 2018 Employee Stock Purchase Plan (the “ESPP”) became effective on September 26, 2018. The ESPP initially authorized the issuance of 1,160,000 shares of our common stock pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. On January 1 of each year, commencing on January 1, 2019 and ending on January 1, 2028, the number of shares authorized for issuance under the ESPP is automatically increased by a number equal to the lesser of: (a) 1% of the total number of shares of capital stock outstanding on December 31 of the preceding calendar year; (b) 2,320,000 shares; or (c) such lesser number of shares of Common Stock as is determined by our Board or the Compensation Committee for the applicable year. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

While our EIP currently includes an evergreen provision, we acknowledge stockholder concerns regarding potential dilution. We reiterate our commitment to prudent use of this provision. Our Compensation Committee will annually review our share usage and dilution, and we commit to proactively seeking stockholder approval should we determine additional equity authorization beyond the evergreen formula is necessary. Furthermore, as our operational and financial milestones evolve, we will actively consider amending our EIP to either limit or sunset the evergreen provision.
Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive “compensation actually paid” and certain financial performance of our company. Use of the term “compensation actually paid” is required by the SEC’s rules and as a result of the calculation methodology required by the SEC, such amounts differ from compensation actually received by the individuals and the compensation decisions described in the “Discussion of Named Executive Officer Compensation” section above.

Pay Versus Performance
Year	Summary Compensation Table Total for Principal Executive Officer (“PEO”)(1) ($)	Compensation Actually Paid to PEO(2) ($)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (“NEOs”)(3) ($)	Average Compensation Actually Paid to Non-PEO NEOs(4) ($)	Value of Initial Fixed $100 Investment Based On:	Net Income (Loss) (thousands)(6)
					Total Shareholder Return (“TSR”)(5) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
2024	4,482,208	872,365	1,975,139	633,611	14.28	(257,590)
2023	14,063,848	1,291,577	6,968,886	2,718,460	21.51	(327,265)
2022	14,797,837	1,395,619	4,967,452	(400,254)	42.16	(340,414)
(1)    The dollar amounts reported in column (b) are the amounts of total compensation reported for Dr. Chang (our Chief Executive Officer) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “2024 Summary Compensation Table.”

(2)    The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Dr. Chang, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Dr. Chang during the applicable year. In accordance with Item 402(v) of Regulation S-K, the following adjustments were made to Dr. Chang’s total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO ($)	Deduct: Reported Value of Equity Awards(a) ($)	Add: Equity Award Adjustments(b) ($)	Compensation Actually Paid to PEO ($)
2024	4,482,208	3,418,643	(191,200)	872,365
(a)    The grant date fair value of equity awards represents the total of the amounts reported in the “Option Awards” and “Stock Awards” columns in the Summary Compensation Table for the applicable year.
(b)    The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuations were performed using the Black-Sholes option pricing model, the lattice option pricing model or Monte Carlo simulation. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year ($)	Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years as of the End of the Year ($)	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Total Equity Award Adjustments ($)
2024	1,797,020	(1,910,380)	(77,840)	(191,200)

(3)    The dollar reported in column (d) represent the average of the amounts reported for our Company’s NEOs as a group (excluding Dr. Chang) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Dr. Chang) included for purposes of calculating the average amounts in each applicable year are as follows: for 2024 and 2023, Dr. Roberts and Mr. Moore, and for 2022, Dr. Eric Schmidt, Dr. Rafael Amado, Dr. Alison Moore and Mr. Veer Bhavnagri, our former Chief Financial Officer, former Executive Vice President of Research and Development, former Chief Technical Officer and former General Counsel, respectively.
(4)    The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Dr. Chang), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Dr. Chang) during 2024. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Dr. Chang) for 2024 to determine the compensation actually paid, using the same methodology described above in Note (2):

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Deduct: Average Reported Value of Equity Awards ($)	Add: Average Equity Award Adjustments(a) ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2024	1,975,139	1,272,578	(68,950)	633,611

(a)    The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Average Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year ($)	Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years as of the End of the Year ($)	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Total Average Equity Award Adjustments ($)
2024	668,935	(577,525)	(160,360)	(68,950)

(5)    Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between our Company’s share price at the end and the beginning of the measurement period by our Company’s share price at the beginning of the measurement period. No dividends were paid on stock or option awards in 2022, 2023 or 2024.
(6)    The dollar amounts reported represent the amount of net income (loss) reflected in our consolidated audited financial statements for the applicable year.
Analysis of the Information Presented in the Pay Versus Performance Table
We generally seek to incentivize long-term performance, and therefore do not specifically align our performance measures with “compensation actually paid” (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table.

Compensation Actually Paid and Net Income (Loss)

Because we are a clinical-stage company, we did not have any product-based revenue during the periods presented. Consequently, we have not historically looked to net income (loss) as a performance measure for our executive compensation program. We also expect and have experienced higher net losses over time as we progress the development of our product candidates through clinical trials. Moreover, as a pre-commercial stage company with only limited, nonrecurring revenue associated with collaborations, we do not believe there is any meaningful relationship between our net loss and compensation actually paid to our NEOs during the periods presented.

Compensation Actually Paid and Net loss
3,000,000
2,500,000
2,000,000
1,500,000
1,000,000
500,000
-
(500,000)
(1,000,000)
Compensation Actually Paid
-
(50,000)
(100,000)
(150,000)
(200,000)
(250,000)
(300,000)
(350,000)
(400,000)
Net Loss ($ thousands)
2022
2023
2024
PEO
Avg non-PEO NEOs
Net loss ($ thousands)

Compensation Actually Paid and Cumulative TSR

The chart below shows the relationship between compensation actually paid to our PEO, the average of compensation actually paid to our non-PEO NEOs, and the Company’s cumulative TSR over the three most recently completed fiscal years.

Compensation Actually Paid and Cumulative TSR
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$-
$(500,000)
$(1,000,000)
Compensation Actually Paid
2022
2023
2024
$45
$40
$35
$30
$25
$20
$15
$10
$5
$-
Cumulative TSR (value of initial $100 investment)
PEO
Avg non-PEO NEOs
Company's cumulative TSR

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

Risk Assessment Concerning Compensation Practices and Policies

The Compensation Committee is aware that compensation arrangements, if not properly designed, could encourage inappropriate or excessive risk taking. The Compensation Committee annually reviews our compensation policies and practices to assess whether they encourage our employees to take inappropriate risks. In the first quarter of 2025, our independent compensation consultant conducted a comprehensive independent risk assessment of our compensation policies and practices, and concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company. After reviewing the compensation consultant’s assessment, in March 2025 the Compensation Committee determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our Company as a whole. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks. Specifically, the mix of short-term compensation (in the form of base salary and annual cash incentive, if any), and long-term incentive compensation (in the form of stock options, RSU awards, and PSU awards) also prevents undue focus on short-term results and helps align the interests of our executive officers with the interests of our stockholders. Our stock options vest over multiple years and their value is not directly linked to the achievement of short term defined metrics.

Our Board, upon the recommendation of the Compensation Committee, has implemented stock ownership guidelines, which ensure significant amounts of actual share ownership over time for our executive officers, mitigate excessive risk taking, and foster an ownership mentality among our senior leaders.

The Compensation Committee will continue to review risk as one of the elements it considers in the planning process for executive compensation in the future.

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

From time to time, the Company grants stock options to its employees, including its named executive officers. Historically, the Company has typically granted new-hire option awards on or soon after a new hire’s employment start date and promotion option awards on or soon after the employee’s promotion date. Annual refresh employee option grants are typically granted at a regularly scheduled Compensation Committee meeting toward the end of January of each year. The grant date for these annual refresh grants is typically approximately the first trading day following the date of approval, although in the past that timing has deviated for logistical reasons. The Company maintains a written grant policy for its Non-Officer Stock Award Committee (“NOSAC”) for grants to employees who are not Section 16 officers and who hold a title below Senior Vice President. This policy provides that option grants shall generally be on the first or fifteenth day of the month (or if such date is not a market trading day, then on the next subsequent trading day), whichever date coincides with or follows the approval of the grant by the NOSAC. Also, non-employee directors receive automatic grants of initial and annual stock option awards, at the time of a director’s initial appointment or election to the board and at the time of each annual meeting of the Company’s stockholders, respectively, pursuant to the Non-Employee Director Compensation Policy, as further described below under the heading, “Non-Employee Director Compensation Policy.” The Company does not otherwise maintain any written policies on the timing of awards of stock options, stock appreciation rights, or similar instruments with option-like features. Because the Compensation Committee has a practice of generally granting stock options for new hires, promotions and refresh grants at specified times as described above, the Compensation Committee generally does not take material nonpublic information (“MNPI”) into account when determining the timing or terms of stock option awards and does not seek to time the award of stock options in relation to the Company’s public disclosure of MNPI. The Company has not timed the release of MNPI for the purpose of affecting the value of executive compensation.

The following table is being provided pursuant to Item 402(x)(2) of Regulation S-K.

Name	Grant date	Number of securities underlying the award	Exercise price of the award ($/Sh)	Grant date fair value of the award	Percentage change in the closing market price of the securities underlying the award between the trading day ending immediately prior to the disclosure of material nonpublic information and the trading day beginning immediately following the disclosure of material nonpublic information
David Chang, M.D., Ph.D.	1/25/2024	1,123,534	$3.20	$2,401,683	5.4%
Timothy Moore	1/25/2024	341,512	$3.20	$730,027	5.4%
Zachary Roberts, M.D., Ph.D.	1/25/2024	494,949	$3.20	$1,058,010	5.4%

2024 Director Compensation Table
The following table shows for the fiscal year ended December 31, 2024 certain information with respect to the compensation of all non-employee directors of the Company that served during 2024:

Name	Fees earned ($)	Stock awards ($)(1)	Option awards ($)(2)	All other Compensation ($)(3)	Total ($)
Elizabeth Barrett	54,890	—	298,650	—	353,540
Arie Belldegrun, M.D.	—	678,314	1,601,923	685,292	2,965,529	(4)
David Bonderman	—	—	—	—	—
John DeYoung	—	—	—	—	—
Franz Humer, Ph.D.	122,390	149,999	149,325	—	421,714
Joshua Kazam	54,000	—	298,650	—	366,650
Stephen Mayo, Ph.D.	47,500	—	298,650	—	346,150
Deborah Messemer	70,000	299,998	—	—	369,998
Vicki Sato, Ph.D.	58,000	149,999	149,325	—	357,324
Todd Sisitsky	—	—	—	—	—
Owen Witte, M.D.	65,000	—	298,650	—	363,650

(1)    The amounts reported in this column represent the aggregate grant date fair value of the RSUs granted during the year ended December 31, 2024, as computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (ASC Topic 718) excluding the impact of estimated forfeitures related to service-based vesting conditions, which value is based on the closing market price of our common stock on the date of grant. As of December 31, 2024, the aggregate number of RSUs outstanding held by our non-employee directors were: Ms. Barrett: zero; Dr. Belldegrun: 1,434,341, inclusive of 986,905 shares of PRSUs; Dr. Humer: 30,738; Mr. Kazam: zero; Dr. Mayo: 11,776; Ms. Messemer: 61,475; Dr. Sato: 30,738 and Dr. Witte: zero. For a discussion of valuation assumptions, see Note 10 “Stock-based Compensation” to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024.
(2)    The dollar amounts in this column represent the aggregate grant date fair value of stock option awards granted in 2024. These amounts have been computed in accordance with FASB ASC Topic 718, using the Black-Scholes option pricing model. For a discussion of valuation assumptions, see Note 10 “Stock-based Compensation” to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024. These amounts do not reflect the actual economic value that will be realized by the directors upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options. As of December 31, 2024, the aggregate number of shares outstanding under all option awards held by our non-employee directors were: Ms. Barrett: 441,657; Dr. Belldegrun: 3,596,887; Dr. Humer: 279,291; Mr. Kazam: 307,202; Dr. Mayo: 361,689; Ms. Messemer: 351,750; Dr. Sato: 188,992; and Dr. Witte: 280,657.
(3)    For Dr. Belldegrun, amount shown represents $482,600 in consulting fees paid to Bellco Capital LLC (“Bellco”) in 2023 and an annual performance award of $202,692 paid to Bellco in 2025 for services rendered in 2024. Bellco is owned by Dr. Belldegrun, as co-trustee of the Belldegrun Family Trust, and Dr. Rebecka Belldegrun, as co-trustee of the Belldegrun Family Trust. For Mr. Kazam, amount shown represents consulting fees paid to Two River, LLC (“Two River”) in 2024. Mr. Kazam previously provided consulting services to us through Two River and is a venture partner of Two River. The Two River consulting agreement was terminated in December 2023. For more information, see description of our consulting arrangement with Bellco and Two River below under “Executive Chair Compensation” and “Transactions With Related Persons—Certain Related-Person Transactions—Consulting Arrangements”.
(4)    For a description of Dr. Belldegrun’s compensation, see the “Executive Chair Compensation” section below.

We have reimbursed and will continue to reimburse all of our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our Board of Directors and committees of our Board of Directors, and will pay for the travel, lodging and other reasonable expenses incurred by our employee directors to attend meetings of our Board of Directors and, as applicable, committees of our Board of Directors.
Executive Chair Compensation

Dr. Belldegrun serves as our Executive Chair, and his duties as such are described above under the heading “Information Regarding the Board of Directors and Corporate Governance—Board Leadership Structure.” Dr. Belldegrun accepts no compensation under our Non-Employee Director Compensation Policy. Instead, in view of his more expansive role, Dr. Belldegrun is compensated through the Company’s consulting agreement with Bellco, as described below.

Since August 2018, we have maintained a consulting agreement with Bellco Capital LLC (“Bellco”), which was amended in January 2019, January 2020, January 2021, January 2022, April 2024, and April 2025 (“Bellco Consulting Agreement”). Bellco is owned by our Executive Chair, Arie Belldegrun, M.D., as co-trustee of the Belldegrun Family Trust, and Dr. Rebecka Belldegrun, as co-trustee of the Belldegrun Family Trust, and Dr. Arie Belldegrun is the Manager of Bellco. Pursuant to the consulting agreement, Bellco provides certain consulting services for us, which are performed by Dr. Arie Belldegrun. In consideration for these services, we paid Bellco $40,217 per month in 2023. In recognition of the extraordinary performance of Bellco and in helping us meet our 2023 corporate goals, a 2023 annual performance-based cash incentive in an amount of $0.2 million was paid to Bellco in 2024. The Company made no changes to the monthly payment to Bellco for 2025, however, in recognition of the extraordinary performance of Bellco and in helping us meet our 2024 corporate goals, a 2024 annual performance-based cash incentive in the amount of $0.2 million was paid to Bellco in 2025. We also reimburse Bellco for out of pocket expenses incurred in performing the services. The compensation paid to Bellco in 2024 under the consulting agreement is described above under the heading “Executive Compensation—Executive Chair Compensation” and is incorporated herein by reference.

The compensation paid to Bellco under the consulting agreement is reviewed annually by the Compensation Committee as part of the Committee’s annual executive compensation review process. Through this process, the Compensation Committee formulates a recommendation to the Board, and the Board is ultimately responsible for approving Dr. Belldegrun’s compensation under the Bellco consulting agreement. In consultation with its independent compensation consultant, Compensia, the Compensation Committee formulates its recommendation for the Bellco compensation by selecting a compensation level that is a percentage of the CEO’s compensation. In determining the appropriate percentage of the CEO’s compensation to apply, the Compensation Committee considers data provided by its independent compensation consultant that analyzes executive chair compensation as a percentage of CEO compensation for life science companies deemed to be comparable to Allogene and which have an executive chair who has an expanded role similar to Dr. Belldegrun. The table below shows the results of this analysis done in December 2023 and December 2024, and which served as the basis for setting Dr. Belldegrun’s compensation in 2024 and 2025, respectively.

Executive Chair Compensation as a Percentage of CEO Compensation

	Dec. 2023 50th Percentile	Allogene Chair 2024 Compensation	Dec. 2024 50th Percentile	Projected Allogene* Chair 2025 Compensation
Base Salary	75%	67%	74%	67%
Total Cash Comp.	69%	65%	67%	65%
Annual LTI Value	72%	67%	63%	67%
Total Compensation	69%	67%	67%	67%
*Assumes CEO and Executive Chair 2025 annual cash incentive is paid at 100% of target.

Based on this analysis, the Compensation Committee formulated its recommendation for Dr. Belldegrun’s compensation under the Bellco consulting agreement to include the same three components included in our executive officer compensation program: (1) an annual cash retainer (paid in equal monthly installments) equal to about two-thirds of Allogene’s CEO base salary, (2) an annual cash incentive award targeted at 60% of Bellco’s annual cash retainer, and (3) a long-term incentive award valued at about two-thirds of Allogene’s CEO annual long-term incentive award. Based on the Compensation Committee’s recommendations, these were the metrics used by the Board to set Dr. Belldegrun’s 2024 compensation, and in January 2025 the Board determined that no changes would be made for Dr. Belldegrun’s 2025 compensation. As a result, as illustrated in the table above, the Board concluded that Dr. Belldegrun’s 2024 and 2025 compensation would be set at essentially the 50th percentile.

Consistent with the approach described above, and as reflected above in the 2024 Director Compensation Table, in consideration for the consulting services provided in 2024, we paid Bellco $482,600 in consulting fees in 2024. In addition, in January 2025, upon the recommendation of the Compensation Committee, the Board approved a 2024 annual cash incentive award to Bellco in the amount of $202,692, which was calculated as 70% (2024 corporate goal achievement level as determined by the Board) of Bellco’s target annual cash incentive award (i.e., 60% of $482,600). As further consideration of the 2024 consulting services, in January 2024, upon the recommendation of the Compensation Committee, the Board awarded Dr. Belldegrun an annual long-term incentive award that included 749,398 stock options and 211,973 restricted stock units, which was approximately two-thirds of Allogene’s CEO annual long-term incentive award.

For the third consecutive year, the Company made no changes to the Bellco compensation for 2025. We also reimburse Bellco for out of pocket expenses incurred in performing the consulting services.

Any compensation matters and decisions relating to Dr. Belldegrun and Bellco are reviewed outside of Dr. Belldegrun’s presence by both the Compensation Committee and the Board, and Dr. Belldegrun does not participate in the deliberations or determination of his own compensation.

Non-Employee Director Compensation Policy

Our 2024 non-employee director compensation policy included:

•an annual cash retainer of $40,000;
•an additional annual cash retainer of $12,500, $7,500, $5,000 and $10,000 for service as a member of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Research and Development Committee, respectively;
•an additional annual cash retainer of $100,000, $25,000, $15,000, $10,000, and $20,000 for service as chair of the International and Business Development Oversight Committee, Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Research and Development Committee, respectively (in lieu of the committee member retainer above);
•an additional cash payment of $3,500 per meeting for each other member of the International and Business Development Oversight Committee; and $5,000 per annual Scientific Advisory Board meeting attended by a member of the Research and Development Committee;
•an initial option grant, vesting in 36 equal monthly installments, and/or an initial restricted stock unit award, vesting semi-annually over a three-year period from the date of grant, having an aggregate grant date value of $600,000, which was lowered from $850,000 for 2023, with the director designating the proportionate share between the initial option grant and initial restricted stock unit award prior to or on the date of grant; and
•an annual option grant, vesting in 12 equal monthly installments, and/or an annual restricted stock unit award, vesting semi-annually over a one-year period, having an aggregate grant date value of $300,000, which was lowered from $425,000 for 2023, with the director designating the proportionate share between the annual option grant and annual restricted stock unit award prior to or on the date of grant. The annual grants will be made on the date of each of our annual meetings of stockholders.

Each of the equity awards described above will vest and become exercisable subject to the non-employee director’s continuous service with us through each applicable vesting date, provided that each option and restricted stock unit award will vest in full upon a change of control of the Company, as defined under our EIP. The stock options and restricted stock unit awards will be granted under our EIP.

In March 2024, the Compensation Committee, in consultation with Compensia, recommended to our Board, and our Board approved an amendment to our non-employee director compensation policy which lowered the grant date fair value of any initial option grants for new non-employee directors from $850,000 to $600,000 and lowered the grant date fair value of the annual option grants from $425,000 to $300,000. The Compensation Committee recommended these changes following a review of non-employee director compensation peer data with Compensia. The new compensation levels were set at the 50th percentile of the peer data, which decreased from the prior year’s assessment. The Compensation Committee, in consultation with Compensia, determined that no changes were warranted for the director cash retainers for 2024.

In March 2025, the Compensation Committee, again in consultation with Compensia, recommended to our Board, and in April 2025 our Board approved, a further amendment to our non-employee director compensation policy and added share limitations to new director initial equity grants and annual director equity grants. Under the amended policy directors will be granted equity having the grant date values noted above, but in no event shall the number of shares underlying such equity grants exceed the following share limits depending on the options/RSUs mixture selected by the director:

Director Allocation Election	Share Limit
New Director Grant
100% RSUs	190,700
50/50 RSUs/Options	239,700
100% Options	288.700
Annual Director Grant
100% RSUs	95,400
50/50 RSUs/Options	119,900
100% Options	144,400

In addition, our Board approved the following changes to certain annual cash retainers:

•Added a $30,000 annual cash retainer for our Lead Independent Director (our former Lead Independent Director, Mr. Bonderman, did not accept compensation for service as a director); and
•Reduced the annual cash retainer of the chair of our International and Business Development Oversight Committee to $50,000.

Security Ownership or Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 31, 2025 by: (i) each director; (ii) each of the Company’s named executive officers; (iii) all current executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than 5% of its common stock.

The table is based upon information supplied by officers, directors and principal stockholders, Schedules 13D and 13G filed with the SEC and other sources believed to be reliable by the Company. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 218,598,262 shares outstanding on March 31, 2025, adjusted as required by rules promulgated by the SEC. The number of shares of common stock used to calculate the percentage ownership of each listed beneficial owner includes the shares of common stock underlying options or convertible securities held by such beneficial owner that are exercisable or convertible within 60 days following March 31, 2025. Unless otherwise indicated, the address for each person or entity listed in the table is c/o Allogene Therapeutics, Inc., 210 East Grand Avenue, South San Francisco, California 94080.

Name of Beneficial Owner	Number of shares Beneficially Owned	Percentage Beneficially Owned
Greater than 5% Stockholders
Pfizer Inc.(1)	22,032,040	10.1%
TPG GP A, LLC(2)	18,716,306	8.6%
BlackRock, Inc.(3)	17,772,745	8.1%
Directors and Named Executive Officers
Arie Belldegrun, M.D.(4)	12,543,444	5.7%
David Chang, M.D., Ph.D.(5)	11,043,100	4.9%
Joshua Kazam(6)	594,344	*
Franz Humer, Ph.D.(7)	548,099	*
Deborah Messemer(8)	434,591	*
Owen Witte, M.D.(9)	557,568	*
Elizabeth Barrett(10)	425,736	*
Vicki Sato, Ph.D.(11)	312,868	*
Todd Sisitsky	—	—
John DeYoung	—	—
Stephen Mayo(12)	359,320	*
Zachary J Roberts, M.D.(13)	1,194,892	*
Timothy Moore (14)	833,628	*
All current executive officers and directors as a group (15 persons)(15)	30,635,200	13.2%

*    Represents beneficial ownership of less than 1%.

(1)    Consists of 22,032,040 shares of common stock held by Pfizer. The address of Pfizer is 235 E. 42nd Street, New York, NY 10017. This information is based on the Schedule 13D/A filed on October 25, 2023 with the SEC.
(2)    Consists of an aggregate of 18,716,306 shares of common stock. TPG GP A is the managing member of TPG Group Holdings (SBS) Advisors, LLC, a Delaware limited liability company, which is the general partner of TPG Group Holdings (SBS), L.P., a Delaware limited partnership, which holds 100% of the shares of Class B common stock (which represents a majority of the combined voting power of the common stock) of TPG Inc., a Delaware corporation (“TPG”), which is the controlling shareholder of TPG GP Co, Inc., a Delaware corporation, which is the managing member of TPG Holdings I-A, LLC, a Delaware limited liability company, which is the general partner of TPG Operating Group I, L.P., a Delaware limited partnership, which is the sole member of each of (i) TPG GenPar VII Advisors, LLC, a Delaware limited liability company and (ii) The Rise Fund GenPar Advisors, LLC, a Delaware limited liability company. TPG GenPar VII Advisors, LLC is the general partner of TPG GenPar VII, L.P., a Delaware limited partnership, which is the general partner of TPG Carthage Holdings, L.P., a Delaware limited partnership, which directly holds 12,477,536 shares of Common Stock. The Rise Fund GenPar Advisors, LLC is the general partner of The Rise Fund GenPar, L.P., a Delaware limited partnership, which it the general partner of The Rise Fund Carthage, L.P., a Delaware limited partnership (together with TPG Carthage Holdings, L.P., the “TPG Funds”), which directly holds 6,238,770 shares of Common Stock. Because of TPG GP A’s relationship with the TPG Funds, TPG GP A may be deemed to beneficially own the shares of Common Stock held by the TPG Funds. TPG GP A is owned by entities owned by Messrs. Coulter and Winkelried. Because of the relationship of Messrs. Coulter and Winkelried to TPG GP A, each of Messrs. Coulter and Winkelried may be deemed to beneficially own the shares of Common Stock held by the TPG Funds. Messrs. Coulter and Winkelried disclaim beneficial ownership of the shares of Common Stock held by the TPG Funds except to the extent of their pecuniary interest therein and except for purposes of determining their obligations under Rule 13d-1 of the Exchange Act. The address of each of the TPG Funds is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102. This information is based on the Schedule 13D/A filed on January 18, 2022 with the SEC.
(3)    Based solely on information contained in a Schedule 13G as filed with the SEC on November 8, 2024 by BlackRock, Inc. (“BlackRock”). According to the Schedule 13G/A, BlackRock has sole voting power with respect to 17,348,185 shares and sole dispositive power with respect to 17,772,745 shares. The address of BlackRock is 50 Hudson Yards, New York, NY 10001. The Schedule 13G/A filed by BlackRock provides information only as of September 30, 2024. Because the information in the table above does not reflect any transactions between September 30, 2024 and March 31, 2025, BlackRock’s actual beneficial ownership of our common stock on March 31, 2025 may be different than reported in the table above.
(4)    Consists of (i) 4,710,120 shares of common stock beneficially owned by Rebecka Belldegrun, as beneficiary and trustee of the Bellco Legacy Trust fbo Rebecka Belldegrun, (ii) 539,867 shares of common stock beneficially owned by Bellco Legacy LLC, of which Dr. Belldegrun is a manager, (iii) 1,798,163 shares of common stock beneficially owned by Vida Ventures LLC (“Vida”), of which VV Manager LLC is the manager, of which Dr. Belldegrun is a Senior Managing Director, (iv) 1,720,172 shares of common stock beneficially owned by Vida Ventures III L.P. (“Vida III”), of which VV Manager LLC is the manager, of which Dr. Belldegrun is a Senior Managing Director, (v) 3,965 shares of common stock beneficially owned by Vida Ventures III-A L.P. (“Vida III-A”), of which VV Manager LLC is the manager, of which Dr. Belldegrun is a Senior Managing Director, (iv) 590,603 shares of common stock held by Dr. Belldegrun, and (v) 3,180,554 shares of common stock issuable upon exercise of options, 759,771 of which will be unvested but exercisable within 60 days of March 31, 2025 held by Dr. Belldegrun. The address of Dr. Belldegrun, Bellco Legacy Trust and Bellco Legacy LLC is 10100 Santa Monica Blvd., 15th Floor, Los Angeles, CA 90067. The address of Vida, Vida III and Vida III-A is 40 Broad Street, #201, Boston, MA 02109.
(5)    Consists of (i) 2,810,118 shares of common stock held by David Chang, M.D., Ph.D., (ii) 1,201,108 shares of common stock held by the Chang 2006 Family Trust (“Chang Trust”), (iii) 856,044 shares of common stock held by the JEC 2019 Trust, (iv) 856,044 shares of common stock held by the RTC 2019 Trust, and (v) 5,319,786 shares of common stock issuable upon exercise of options, 1,141,325 of which will be unvested but exercisable within 60 days of March 31, 2025. Dr. Chang is co-trustee of the Chang Trust, JEC 2019 Trust and RTC 2019 Trust.
(6)    Consists of (i) 303,063 shares of common stock held by Joshua Kazam and (ii) 291,281 shares of common stock issuable upon exercise of options.
(7)    Consists of (i) 276,769 shares of common stock held by Franz Humer, Ph.D. and (ii) 271,330 shares of common stock issuable upon exercise of options.

(8)    Consists of (i) 6,535 shares of common stock held by the Messemer Family Trust (“Messemer Trust”), (ii) 76,306 shares of common stock held by Ms. Messemer and (iii) 351,750 shares of common stock issuable upon exercise of options. Ms. Messemer is trustee of the Messemer Trust.
(9)    Consists of (i) 292,832 shares of common stock held by Owen Witte, M.D. and (ii) 264,736 shares of common stock issuable upon exercise of options.
(10)    Consists of 425,736 shares of common stock issuable upon exercise of options.
(11)    Consists of (i) 131,837 shares of common stock held by Vicki Sato, Ph.D., and (ii) 181,031 shares of common stock issuable upon exercise of options.
(12)    Consists of (i) 13,552 shares of common stock held by Stephen Mayo and (ii) 345,768 shares of common stock issuable upon exercise of options, 3,027 of which will be unvested but exercisable within 60 days of March 31, 2025.
(13)    Consists of (i) 101,900 shares of common stock held by Zachary J Roberts, M.D. and (ii) 1,092,992 shares of common stock issuable upon exercise of options, 363,757 of which will be unvested but exercisable within 60 days of March 31, 2025.
(14)    Consists of (i) 46,648 shares of common stock held by Tim Moore and (ii) 740,425 shares of common stock issuable upon exercise of options, 155,817 of which will be unvested but exercisable within 60 days of March 31, 2025, and (iii) 46,555 shares of restricted stock units vesting within 60 days of March 31, 2025.
(15)    Includes the shares described in notes (4) through (14) above, plus 2,621,238 shares beneficially owned by three additional executive officers who are not listed in the table above, of which 2,079,304 shares of common stock are issuable upon the exercise of options.

Transactions with Related Persons
Related-Person Transactions Policy and Procedures

We have adopted a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, consultant or director are not considered related-person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of our common stock, including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our Audit Committee (or, where review by our Audit Committee would be inappropriate, to another independent body of our Board) for review. The presentation must include a description of, among other things, all of the parties thereto, the direct and indirect interests of the related persons, the purpose of the transaction, the material facts, the benefits of the transaction to us and whether any alternative transactions are available, an assessment of whether the terms are comparable to the terms available from unrelated third parties and management’s recommendation. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our Audit Committee or another independent body of our Board takes into account the relevant available facts and circumstances including, but not limited to:

•the risks, costs and benefits to us;
•the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•the terms of the transaction;
•the availability of other sources for comparable services or products; and
•the terms available to or from, as the case may be, unrelated third parties.

In the event a director has an interest in the proposed transaction, the director must recuse themselves from the deliberations and approval.

Certain Related-Person Transactions

The following sections summarize transactions since January 1, 2023 to which we have been a party, in which the amount involved in the transaction exceeded the lesser of $120,000 or 1% of the average of the Company’s total assets at year end for the last two completed fiscal years and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock, including any of their immediate family members and affiliates, including entities owned or controlled by such persons, had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation” and “Director Compensation” or would be required to be described under “Executive Compensation” if the executive officer were a named executive officer.

Pfizer Asset Purchase Transaction

Pfizer held 22,032,040 shares of our common stock based on the Schedule 13D/A filed on October 25, 2023 with the SEC.

In April 2018, we entered into an Asset Contribution Agreement (the “Pfizer Agreement”) with Pfizer pursuant to which we acquired certain assets and assumed certain liabilities from Pfizer, including a Research Collaboration and License Agreement with Cellectis S.A. and an Exclusive License and Collaboration Agreement with Les Laboratoires Servier SAS and Institut de Recherches Internationales Servier SAS (collectively, “Servier”), and other intellectual property for the development and administration of CAR T cells for the treatment of cancer.

As consideration for the purchased assets, we issued Pfizer 3,187,772 shares of our Series A-1 Preferred Stock. In addition, we are required to make milestone payments upon successful completion of regulatory and sales milestones on a target-by-target basis for certain targets, including CD19 and BCMA, covered by the Pfizer Agreement. The aggregate potential milestone payments upon successful completion of various regulatory milestones in the United States and the European Union are $30 million or $60 million per target (depending on the target, and $840.0 million for all targets), provided that we are not obligated to pay a milestone for regulatory approval in the European Union for an anti-CD19 allogeneic CAR T cell product, to the extent Servier has commercial rights to such territory. The aggregate potential milestone payments upon reaching certain annual net sales thresholds in North America, Europe, Asia, Australia and Oceania, which we refer to as the Territory, for a certain number of targets covered by the Pfizer Agreement are $325.0 million per target. Concurrently with our entry into the Pfizer Agreement, we and Pfizer entered into a letter agreement pursuant to which Pfizer granted us, in partial consideration for our milestone and royalty payment obligations under the Pfizer Agreement, an option to expand the Territory to include some or all of the rest of the world at our election. We may exercise the option at any time during the 12 year period following closing of the asset acquisition under the Pfizer Agreement.

Pfizer is also eligible to receive, on a product-by-product and country-by-country basis, (i) royalties in the low single-digit percentage on annual net sales in the United States for products commercialized by us targeting certain targets, including CD19, covered by the Pfizer Agreement, and (ii) tiered marginal royalties ranging from the low to mid-single-digit percentages on annual net sales in any country in the world for products commercialized by us targeting certain other targets covered by the Pfizer Agreement. The royalties in the foregoing clauses (i) and (ii) are subject to reduction for products not covered by certain patent claims or for future required licenses of third party intellectual property. Our royalty obligation with respect to a given product in a given country, which we refer to as the Pfizer Royalty Term, begins upon the first sale of such product in such country and ends on the later of (i) expiration of the last claim of a defined set of patent rights, in each case covering such product in such country or (ii) 12 years from the first sale of such product in such country.

Under the Pfizer Agreement, we are required to use commercially reasonable efforts to develop and seek regulatory approval in and for the United States and the European Union for certain products covered by the Pfizer Agreement and to commercialize each product covered by the Pfizer Agreement in the applicable royalty territory in which regulatory approval for such product has been obtained. We also agreed to offer employment to certain Pfizer employees on terms no less favorable than the terms such employees enjoyed while being employed by Pfizer. We hired 39 employees from Pfizer pursuant to the terms of the Pfizer Agreement.

Pfizer is required, subject to certain limitations, to indemnify us against damages arising out of any breach or inaccuracy in the representations or warranties made by Pfizer, any breach of a covenant by Pfizer or any liability not acquired by us. Likewise, we are required, subject to certain limitations, to indemnify Pfizer against damages arising out of any breach or inaccuracy of our representations and warranties, any breach of a covenant made in the agreement or the related patent and know-how license agreement by us, including any practice of intellectual property outside of the scope of the license granted to us, or any assumed liability.

Two River Consulting Arrangement

From June 2018 to December 2023, we maintained a consulting agreement with Two River, LLC (“Two River”). Arie Belldegrun, M.D., the Executive Chair of our Board and Joshua Kazam, a member of our Board, are each partners of Two River, and David Chang, M.D., Ph.D., our President and Chief Executive Officer, is a venture partner of Two River. Pursuant to the consulting agreement, Two River provided strategic, financial, business development and secretarial consulting services and was compensated for such services. We paid Two River an aggregate of $0.7 million and $0.3 million in consulting fees in 2022 and 2023, respectively. Dr. Belldegrun and Dr. Chang do not receive any salary, commission or other fees for serving as partners of Two River. We have terminated the Two River consulting agreement effective December 31, 2023.

Bellco Sublease Agreement

In December 2018, we entered into a sublease with Bellco for 1,293 square feet of office space in Los Angeles, California for a three year term. On April 1, 2020, Bellco Capital Advisors Inc. assumed all rights, title, interests and obligations under the sublease from Bellco Capital LLC. In November 2021, the sublease was extended to June 30, 2025. The sublease was amended, effective in July 2022, to move to a nearby location, with office space of 737 square feet. Our executive chair, Arie Belldegrun, M.D., is a trustee of the Belldegrun Family Trust, which controls Bellco Capital Advisors Inc. In each of 2022 and 2023, we made $0.1 million of rent payments in accordance with this sublease. In 2023, we exercised our early termination right under the sublease agreement and the sublease was terminated effective December 31, 2023.

In February 2023, we entered into a new sublease with Bellco for 2,218 square feet of office space in Los Angeles, California. The sublease term is 115 months, subject to certain early termination rights. The sublease commenced on January 1, 2024. We paid approximately $0.2 million towards the monthly base rent due for the first month of the sublease term and our share of the security deposit. The total amount of base rent paid during 2024 was $0.3 million. We also contributed $0.2 million to certain tenant improvements to the space. The monthly base rent and related occupancy costs are pass-through costs to the master landlord or other third parties and no portion is retained by Bellco.

Indemnification Agreements

We have entered into, and intend to continue to enter into, separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our Amended and Restated Bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Proposal 3 Ratification of Selection of Independent Registered Public Accounting Firm
Recommendation:

The Board recommends the vote “FOR” the ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025.

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since its inception in 2017. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Amended and Restated Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2024 and December 31, 2023 by Ernst & Young LLP, the Company’s principal accountant.

	Fiscal Year Ended
	2024	2023
	(in thousands)
Fee Category
Audit fees(1)	$1,526	$1,680
Audit-related fees	$—	$—
Tax fees	$—	$—
All other fees(2)	$—	$2
Total fees	$1,526	$1,682

(1) Audit fees consist of fees for professional services provided primarily in connection with the annual audit of our financial statements, audit of our internal controls over financial reporting, quarterly reviews and services associated with SEC registration statements and other documents issued in connection with the Company’s at the market offerings, including comfort letters and consents.

(2) All other fees consist of a subscription to Ernst & Young Atlas Online, a proprietary knowledge management and research system.

All fees described above were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee must review and approve, in advance, the scope and plans for the audits and the audit fees and approve in advance (or, where permitted under the rules and regulations of the SEC, subsequently) all non-audit services to be performed by the independent registered public accounting firm that are not otherwise prohibited by law and any associated fees. The Audit Committee may delegate to one or more members of the committee the authority to pre-approve audit and permissible non-audit services, as long as this pre-approval is presented to the full committee at scheduled meetings.

Report of the Audit Committee of the Board of Directors*

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2024 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Members of Allogene Therapeutics, Inc.
Audit Committee
Ms. Deborah Messemer (Chair)
Ms. Elizabeth Barrett
Dr. Stephen Mayo, Ph.D.

* The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Company stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or the Company. Direct your written request to Allogene Therapeutics, Inc., Corporate Secretary, 210 East Grand Avenue, South San Francisco, California 94080, or call us at (650) 457-2700. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
Earl Douglas
Senior Vice President, General Counsel & Corporate Secretary
South San Francisco, California
April 29, 2025

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2024 is available without charge upon written request to: Corporate Secretary, Allogene Therapeutics, Inc., 210 East Grand Avenue, South San Francisco, California 94080.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 17, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ALLO2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 17, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V74090-P29093

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ALLOGENE THERAPEUTICS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Withhold**
1a. Elizabeth Barrett	☐	☐
1b. Arie Belldegrun, M.D.	☐	☐
1c. David Chang, M.D., Ph.D.	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V74091-P29093

ALLOGENE THERAPEUTICS, INC.
Annual Meeting of Stockholders
June 18, 2025 8:00 AM PT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) David Chang, M.D., Ph.D. and Geoffrey Parker, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ALLOGENE THERAPEUTICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM, PT, on June 18, 2025, via live webcast at www.virtualshareholdermeeting.com/ALLO2025, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side